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                             DESIGN/BUILD AGREEMENT                 EXHIBIT 10.1
                                     BETWEEN
                            T. MARZETTI COMPANY, LLC
                                       AND
                               SHAMBAUGH & SON, LP

THIS AGREEMENT is made and entered into as of the 6th day of December 2004, by and between T. Marzetti Company, LLC, a Kentucky limited liability company (hereinafter referred to as "the Owner"), having its principal office at 1105 Schrock Road, P.O. Box 29163, Columbus, Ohio 43229 and Shambaugh & Son, LP,(hereinafter referred to as "Design/Builder"), having its principal office at 7614 Opportunity Drive, P.O. Box 1287, Fort Wayne, Indiana 46801-1287.

WHEREAS, the Owner intends to construct a Production Facility in Horse Cave, Kentucky, for salad dressings and sauces, together with ancillary spaces and equipment purchase and installation as described in the Owner's Criteria, hereinafter referred to as the "Project"; and

WHEREAS, the Owner desires the service of a Design/Builder to design, organize, coordinate, direct and construct the Project, and to assume all risks and responsibilities of producing the Project within a Guaranteed Maximum Price, as hereinafter defined; and

WHEREAS, Design/Builder represents itself as having the skill, experience, expertise and resources necessary to provide the foregoing services; and

WHEREAS, Design/Builder has previously undertaken the performance of certain services required in connection with the Project and included within the scope of this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, the Owner and Design/Builder agree as follows:

                                   ARTICLE 1

                               GENERAL PROVISIONS

The Design/Builder accepts the relationship of trust and confidence established between it and the Owner by this Agreement. It covenants with the Owner to furnish skill and judgment consistent with industry standards for projects of similar scope and complexity, and to cooperate in furthering the interests of the Owner. It agrees to furnish efficient business administration and superintendence and to use reasonable efforts to complete the Project in conformance with the terms of this Agreement and in the most expeditious and economical manner consistent with the interest of the Owner.

1.1 THE CONSTRUCTION TEAM. The Design/Builder which is also the
Architect/Engineer, and the Owner, called the "Construction Team", shall work in accordance with this Agreement to complete design services commenced under the
Part 1 Agreement, through Final Completion. The Design/Builder shall provide leadership to the Construction Team on all matters relating to design and construction.

1.1.2 Owner and Design/Builder commit at all times to cooperate fully with each other, and proceed on the basis of trust and good faith, to permit each party to realize the benefits afforded under this Agreement.

1.2 DESIGN/BUILDER'S ORGANIZATIONAL PLAN.

1.2.1 The Owner and the Design/Builder agree that the services to be provided by the Design/Builder under this Agreement depend on the skills of the

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Design/Builder's individual staff members and specific subconsultants proposed for the Project, and that the selection of the Design/Builder would not have been made by the Owner except for its confidence in the professional abilities of the Design/Builder and the specific personnel and subconsultants it has represented will be assigned to the Project. The Owner and the Design/Builder agree further that the aforesaid matters are substantial and material to this Agreement. The Design/Builder agrees and covenants that, to the extent within the Design/Builder's control, the business organization of the Design/Builder, and the management and technical personnel represented as those to be performing the work under this contract, including those firms, venture partners, associates or consultants identified as performing design and construction management service, in accordance with the organizational chart set forth in the
Part 1 Report defined herein and made a part hereof as Exhibit #1, shall not be changed, nor shall the proportion of work or responsibilities be appreciably changed, without the prior written consent of the Owner, which consent shall be at the Owner's discretion but not unreasonably withheld. Further, upon the reasonable request of the Owner, the Design/Builder shall replace any staff assigned to the Project with other qualified personnel.

1.2.2 Design/Builder covenants that all the Work shall be done in a good and workmanlike manner and that all Materials furnished and used in connection therewith shall be new and approved by the Owner, except as otherwise expressly provided for in the Drawings and Specifications. Design/Builder shall cause all Materials and other parts of the Work to be readily available as and when required or needed for or in connection with the construction, furnishing and equipping of the Improvements

1.2.3 The agreements between the Design/Builder and the persons or entities identified in this Agreement, and any subsequent modifications, shall be in writing. These agreements, including financial arrangements with respect to this Project, shall be promptly and fully disclosed to the Owner upon request.

1.2.4 Design services required by the Design/Builder under this Agreement shall be performed by qualified architects and other design professionals. The services of such design professionals shall be performed in a timely manner consistent with professional skill and care so as not to delay or hinder the progress of the Project. The Design/Builder represents, and the Owner acknowledges, that the design services under this Agreement shall be performed in accordance with prevailing professional standards, consistent with professional skill and care necessary for the proper and effective design of similar facilities of comparable size and in comparable areas. The contractual obligations of such professional persons or entities are the responsibility of the Design/Builder.

1.2.4.1 The Design/Builder shall provide design services in conjunction with the other services described under Article 2 of this Agreement, including but not limited to all architectural, civil, structural, mechanical and electrical engineering services for core, shell, processing, packaging, warehousing and interior of the Project, design and engineering services necessary for lighting, acoustics, paging, security, code, directional and graphic signage, FF&E planning, layout and specification, voice/data infrastructure and distribution, landscaping, coordinating the Project with the requirements for

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equipment to be purchased and installed by the Owner, and any specialty consultant the Design/Builder deems necessary to complete the Project in a manner consistent with the Owner's intended uses.

1.2.5 Construction budgets shall be prepared by qualified professionals, cost estimators or contractors. The contractual obligations of such professional persons or entities are the responsibility of the Design/Builder.

1.2.6 The Design/Builder shall be responsible to the Owner for acts and omissions of the Design/Builder's employees, subcontractors and their agents and employees, and other persons, including the Architect and other design professionals, performing any portion of the Design/Builder's obligations under this Agreement.

1.3 EXTENT OF AGREEMENT & DOCUMENT PRECEDENCE. This Agreement represents the entire agreement between the Owner and the Design/Builder and supersedes all prior negotiations, representations or agreements. Nothing contained in this Agreement shall create a contractual relationship between the Owner and any person or entity other than the Design/Builder. When the Drawings and Specifications are complete, they shall be identified by amendment to this Agreement as the basis of the Guaranteed Maximum Price. Interpretation of this Agreement shall be governed by the following order of document precedence beginning with the highest: 1) this Agreement as may be amended in writing by the Owner and Design/Builder together with the Owner's Criteria attached herein as Exhibit #2; 2) assumptions and qualifications as may be specifically identified and mutually approved by the Owner and Design/Builder in establishing the Guaranteed Maximum Price; and 3) the Part 1 Report and Addenda 1 through 3 and 5 through 8 (Addendum 4 intentionally deleted) as modified by the Contract Documents including the Drawings and Specifications.

1.4 MISCELLANEOUS DEFINITIONS

"Agreement" or "Contract" means this Agreement as executed between the parties.

"Application for Payment" means the monthly billing submitted by the Design/Builder in accordance with the provisions of Article 11.

"Architect/Engineer" or "Architect" means those licensed professionals in the direct employ of the Design/Builder or a Design Consultant to the Design/Builder providing services in accordance with Section 1.2.4 herein.

"Change" or "Changes" has the meaning as applicable in Article 9.

"Construction Contingency" shall have the meaning as set forth in Section 6.5.

"Contract Documents" or "Construction Documents" consist of the bidding information and instructions, bidding forms, bid guarantees and performance bonds, General and Special Conditions, Drawings and Specifications prepared by the Design/Builder, and related documents necessary to define the scope and performance of the Work as prepared in cooperation between the Owner and Design/Builder as set forth in Section 2.2.4

"Cost of Work" shall have the meaning as set forth in Section 8.1.

"Day" or "Days" shall mean calendar days unless otherwise specifically noted in this Agreement or in the Contract Documents.

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"Design Consultant" is a qualified, licensed design professional who is not an employee of Design/Builder, but is retained by Design/Builder, or employed or retained by anyone under contract with Design/Builder or Subcontractor, to furnish design services required under the Contract Documents.

"Design/Builder" means Shambaugh & Son, LP.

"Design/Builder Compensation" has the meaning set forth in Article 7.

"Design Development" or "Design Development Documents" have the meaning as set forth in Section 2.2.3.

"Drawings and Specifications" means the documents prepared by the Architect/Engineer for the Schematic Design, Design Development and Construction Documents phases for the purpose of defining the scope and performance of the Work in combination with the balance of the Construction Documents, conforming to the standard of practice as set forth in Section 1.2.4 and as defined in
Article 2 for each phase of design services, together with addenda, bulletins and other related documentation issued as necessary during the course of the Work.

"Estimate of Probable Cost" has the meaning as set forth in Section 2.2.7.

"Final Completion" is the date following Substantial Completion on which the Work is completed, including all necessary inspections, process and equipment testing, punch list work, all applicable permits are in place and all start-up activities have been completed, thereby allowing the Project in its entirety to be used for its intended purpose without condition or temporary period of time, and all compliance requirements of Factory Mutual have been satisfied.

"Final Application for Payment" is the Application for Payment following Final Completion of the Project for which the Design/Builder requests payment for the balance of all incurred costs in accordance with the Guaranteed Maximum Price and the provisions of Article 11.

"Fixed Limit of Cost" is the maximum cost amount most recently approved by the Owner as the budget limit for all elements of the Project designed, specified or constructed by the Design/Builder and included under this Agreement.

"General Conditions" and "Special Conditions" shall have the meanings as generally understood to represent those documents used in combination with the balance of the Construction Documents to set forth the terms and conditions for undertaking construction on the Site, subject to approval by the Owner.

"Guaranteed Maximum Price" is the amount set forth in Article 6.

"Hazardous Conditions" are any materials, wastes, substances and chemicals deemed to be hazardous under applicable Legal Requirements, or the handling, storage, remediation, or disposal of which are regulated by applicable Legal Requirements. Hazardous Conditions shall not include (i) any substances brought onto the Site by Design/Builder and/or Subcontractor or Sub-subcontractor and
(ii) any such substances which are handled and stored in accordance with applicable Legal Requirements.

"Interim Completion Dates" means the date(s) of Substantial Completion for a portion(s) of the Project as may be agreed in writing between the parties.

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"Legal Requirements" are all applicable federal, state and local laws, codes, ordinances, rules, regulations, orders and decrees of any government or quasi-government entity having jurisdiction over the Project, the Site or the Work.

"Liquidated Damages Rate" has the meaning set forth in Section 5.4 of this Agreement.

"Master Project Construction Schedule" shall have the meaning as set forth in
Section 2.2.6.

"Owner" is the T. Marzetti Company, LLC.

"Owner's Criteria" refers to the document prepared by the Owner dated July 20, 2004 and attached hereto in Exhibit #2.

"Part I Agreement" means the agreement dated 1 October 2003 between the Owner and the Design/Builder titled Standard Form of Preliminary Agreement Between Owner and Design/Builder.

"Part I Report" refers to the Project Buckeye New Salad Dressing Facility Part I report issued in October, 2003 by the Design/Builder, together with electronic files of drawings make up Exhibit #1.

"Project" shall have the meaning as set forth in the recitals to this Agreement.

"Revised Scheduled Completion Date" shall have the meaning as set forth in
Section 5.4.2.

"Scheduled Completion Date" means the date by which the Design/Builder is required to achieve Substantial Completion. The Scheduled Completion Date shall be mutually agreed between the Design/Builder and Owner as provided in Section
5.2 herein.

"Schematic Design" or "Schematic Design Documents" have the meaning as set forth in Section 2.2

"Site" is the location of the Project in Horse Cave, Kentucky.

"Subcontractor" is any person or entity retained by Design/Builder as an independent contractor to perform a portion of the Work and shall include materialmen and suppliers.

"Sub-Subcontractor" is any person or entity retained by a Subcontractor as an independent contractor to perform any portion of a Subcontractor's Work and shall include materialmen and suppliers.

"Substantial Completion" shall have the meaning as set forth in Section 5.3 of this Agreement.

"Work" is all or part of the design, construction, furnishing and equipping for the Project to be completed by the Design/Builder under this Agreement, which shall include all aspects of the Project to be designed or specified as described herein.

"Work Product" shall mean the Construction Documents and all other documents as set forth in Section 15.3.1.

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                                    ARTICLE 2

                            DESIGN/BUILDER'S SERVICES

The Design/Builder will perform the following services under this Agreement as described in this Article. The Design/Builder shall designate a representative authorized to act on the Design/Builder's behalf with respect to the Project. The parties agree that the services provided under Sections 2.2.1 and 2.2.2 herein have been provided by the Design/Builder under the Part 1 Agreement with the Owner, the costs for which are separate from the Guaranteed Maximum Price pursuant to Article 6 herein. The parties further agree that the Owner has accepted the Part I Report, subject to any modifications necessary to conform the Conceptual Design and Schematic Design to the Owner's Criteria.

2.1 DUTIES IN GENERAL. The Design/Builder will provide management and coordination of the Work on the Project so that each component is completed on time and within the Guaranteed Maximum Price.

2.1.1 Establish and implement a comprehensive program including all appropriate direction, procedures, coordination, administration, review and expediting required to complete the Project is a timely, economical and acceptable manner.

2.1.2 Provide all services in compliance with all applicable federal, state and local laws, regulations and orders.

2.1.3 Provide all services promptly so as to permit the timely completion of each component of the Project.

2.1.4 Review all materials and equipment specified for the Project to ensure they are consistent with the Contract Documents, and notify the Owner if, in the opinion of the Design/Builder, such materials and equipment may not be adequate for the purpose for which they are specified.

2.1.5 Respond to all inquiries from the Owner or the Owner's Representative in not more than two (2) business days from the date of the inquiry. Each response will adequately address the questions raised and, if requested, will be in writing; provided, however, that if two (2) business days is not a reasonable period of time for the Design/Builder to prepare the response, the time period will be extended to an adequate period.

2.1.6 The Design/Builder's duties and obligations as set forth herein, and any liabilities arising hereunder, will at no time be diminished or released by reason of any approval by the Owner of any documents prepared by the Design/Builder, it being expressly understood that the Owner is at all times relying upon the Design/Builder's skill and knowledge in preparing such documents.

2.1.7 Develop and enforce policies and procedures to prevent the presence, use or possession of unlawful drugs, controlled substances, weapons and explosives on the Site.

2.2 PRECONSTRUCTION SERVICES

2.2.1 PROGRAMMING AND CONCEPTUAL DESIGN.

2.2.1.1 The Design/Builder shall visit the Site, become familiar with the local conditions, and correlate observable conditions with the requirements of the Owner's program, schedule and budget.

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2.2.1.2 The Design/Builder shall consult with the Owner, and other parties as the Owner may designate, to ascertain the applicable requirements of the Project and shall review the understanding of such requirements with the Owner, providing a preliminary evaluation of the Owner's program and project budget requirements, each in terms of the other.

2.2.1.3 The Design/Builder shall review laws applicable to design and construction of the Project; correlate such laws with the Owner's program requirements; and advise the Owner if any program requirements may cause a violation of such laws.

2.2.1.4 The Design/Builder shall document the applicable requirements necessary for the various Project functions or operations, including projected functional areas and relationships, architectural, mechanical, electrical and related special systems, and interior systems, furniture, furnishings and equipment.

2.2.1.5 The Design/Builder shall review with the Owner alternative approaches to design and construction of the Project.

2.2.1.6 The Design/Builder shall submit to the Owner the completed Project Program together with Conceptual Design Documents, a statement of the proposed Fixed Limit of Cost, and a proposed schedule for completion of the Project. Conceptual Design Documents shall consist of preliminary design drawings, outline specifications or other documents sufficient to establish the size, quality and character of the entire Project, its architectural, structural, mechanical and electrical systems, and the materials and such other elements of the Project as may be appropriate. Deviations from the Owner's program shall be disclosed in the Proposal. This submission, together with any modifications required by the Owner shall, with the Owner's approval, become the basis for Schematic Design.

2.2.2 SCHEMATIC DESIGN PHASE

2.2.2.1 The Design/Builder shall provide a further evaluation of the Program and the Project budget and schedule requirements, each in terms of the other.

2.2.2.2 The Design/Builder shall prepare for approval by the Owner Schematic Design Documents consisting of scaled drawings, outline specifications and other supporting information illustrating the scope and relationship of the principal site, architectural, structural, mechanical and electrical elements of the Project.

2.2.2.3 The Schematic Documents, at a minimum, shall consist of the following drawings and supporting information:

a) Perspective sketch studies and study models to the extent required to convey the three-dimensional character of the architectural design;

b) Architectural plans and sections illustrating the configuration and scale of all building levels and program spaces;

c) Site Plans illustrating the relationship and scale of the building, the site, site elements and features including topography, landscaping, commercial access, pedestrian and vehicular circulation, parking and building services;

d)    Building Elevations;

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e)    Structural sketches illustrating the framing methods and systems;

f) Mechanical and electrical sketches illustrating the basic organization and distribution of building systems;

g) Outline Specifications describing the size and components of the entire Project with respect to architectural, structural, mechanical, electrical, fire protection, building management, life safety, vertical transportation systems, materials and such other elements as may be appropriate; and

h) Review of zoning codes, building codes, and any other statute, regulation, ordinance, rule or law of any governmental or regulatory authority applicable to the Project, to the extent ascertainable by due inquiry, including identification of all required governmental reviews, permits and approvals, to the extent ascertainable by due inquiry.

2.2.2.4 At intervals appropriate to the progress of the Schematic Design Phase, the Design/Builder shall provide intermediate Schematic Design Documents to the Owner for review, which will be made in a timely manner so as to cause no delay to the Project.

2.2.2.5 Upon completion of the Schematic Design Phase, the Design/Builder shall prepare a corresponding cost estimate and schedule in accordance with Sections
2.2.2 and 2.2.3 for review by the Owner. Should the estimate differ from the Fixed Limit of Cost previously proposed by the Design/Builder, the Design/Builder shall identify the cause(s) for such difference and recommend in writing for the Owner's approval any modification in the Schematic Documents necessary to conform the Estimate of Probable Cost to the Fixed Limit of Cost.

2.2.3 DESIGN DEVELOPMENT PHASE

2.2.3.1 Based on the then current Owner approved Schematic Design Documents, Fixed Limit of Cost and Project schedule and any further adjustments in the scope or quality of the Project authorized by the Owner, the Design/Builder shall prepare for approval by the Owner, the Design Development Documents. The Design Development Documents shall conform to the organization, format and scale to be used for the completed Construction Documents, and shall at a minimum include: 1) revised and refined versions of all drawings, outline specifications and other documents listed under the previous Schematic Design Phase; 2) additional plan and section details, descriptions, drawings, specifications and documents sufficient to evaluate the functionality of all programmed, ancillary and incidental building spaces and site features; and 3) additional details, descriptions, drawings, specifications and documents sufficient to evaluate the quality, constructability, operation and cost of all major building systems, including architectural, structural, mechanical and electrical systems, materials, and all such other essential elements as may be necessary to define the scale, configuration and scope of the Project.

2.2.3.2 At intervals appropriate to the progress of the Design Development Phase, the Design/Builder shall provide intermediate Design Development Documents to the Owner for review, which will be made in a timely manner so as to cause no delay to the Project.

2.2.3.3 Upon completion of the Design Development Phase, prepare a corresponding cost estimate and schedule in accordance with Sections 2.2.2 and

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2.2.3 for review by the Owner. Should the estimate differ from the Fixed Limit of Cost approved at the completion of Schematic Design, the Design/Builder shall identify the cause(s) for such difference and recommend in writing for the Owner's approval any modification in the Design Development Documents necessary to conform the Estimate of Probable Cost to the Fixed Limit of Cost.

2.2.4 CONSTRUCTION DOCUMENTS PHASE

2.2.4.1 Based on the then current Owner approved Design Development Documents, Fixed Limit of Cost, Project Schedule and any further adjustments in the scope or quality of the Project authorized by the Owner, the Design/Builder shall prepare, for approval by the Owner, Drawings and Specifications setting forth in usual and customary detail the requirements for the construction of the Project. Specifications shall be prepared in conformance with the divisional format of the Construction Specifications Institute. The Drawings and Specifications shall be sufficiently complete, clear, and fully coordinated, and in compliance with all applicable codes, ordinances, statutes, laws and regulations, for the Design/Builder to fulfill its obligations pursuant to this Agreement. Specifications shall require Subcontractors to provide all necessary assistance in the utilization of equipment, systems, operation and maintenance manuals, and in training of the Owner personnel for operation and maintenance.

2.2.4.2 At intervals appropriate to the progress of the Construction Documents Phase, the Design/Builder shall provide intermediate Construction Documents to the Owner for review and approval, which will be made in a timely manner so as to cause no delay to the Project.

2.2.4.3 The Design/Builder shall inform the Owner of any changes in requirements or in construction materials, systems or equipment as the Drawings and Specifications are developed and make adjustments within the estimate of Project Cost and Project schedule appropriately.

2.2.5 CONSULTATION DURING PROJECT DEVELOPMENT. Schedule and attend regular meetings with its Architect and the Owner during conceptual and schematic design, design development and preparation of bid documents with respect to site use and improvements, selection of materials, building systems and equipment. Provide recommendations on construction feasibility, availability of materials and labor, time requirements for installation and construction, and factors related to cost including costs of alternative designs or materials, preliminary budgets and possible economies.

2.2.6 SCHEDULING. Develop a Master Project Construction Schedule, after consultation with the Owner. The Master Project Construction Schedule and each update thereto will establish and conform to the Owner's occupancy requirements for the Project and be subject to the Owner's approval. The Master Project Construction Schedule will coordinate and integrate the Design/Builder's design efforts with the construction, material and equipment delivery and installation schedules for each part of the Project. The Master Project Construction Schedule will be updated at the end of the schematic design, design development and contract documents phases and will incorporate a detailed schedule for the construction operations of the Project, including realistic activity sequences and durations, time for the Owner reviews and approvals, allocation of labor and materials, processing of shop drawings and samples, delivery of products requiring long lead time procurement, and the

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Owner occupancy requirements showing portions of the Project having occupancy priority. The Master Project Construction Schedule shall be sufficiently detailed to allow for a full evaluation and understanding by the Owner.

2.2.7 ESTIMATE OF PROBABLE COST. Prepare a cost estimate as soon as major Project requirements have been identified, and update periodically for the Owner's approval. Prepare an estimate based on a quantity survey of Drawings and Specifications at the end of the schematic design, design development and contract document phases for approval by the Owner as the Estimate of Probable Cost. Update and refine this estimate for the Owner approval as the development of the Drawings and Specifications proceeds. Advise the Owner if it appears the Estimate of Probable Cost will exceed the then current, approved Fixed Limit of Cost, and make recommendations for corrective action. Such construction cost estimates shall include reasonable and appropriate contingency amounts for potential increases in the cost which might result from design, bidding or price escalation, and shall be sufficiently detailed to allow for a full evaluation and understanding by the Owner. The Design/Builder shall recommend provisions in the Contract Documents for alternate bids to reduce, if necessary the construction cost to the approved Fix Limit of Cost.

2.2.8 COORDINATION OF CONTRACT DOCUMENTS. Review the Drawings and Specifications as they are being prepared, recommending alternative solutions whenever design details are discovered which may adversely affect construction feasibility, schedules or cost.

2.2.9 CONSTRUCTION PLANNING.

2.2.9.1 Recommend for purchase and expedite the procurement of long-lead items to ensure their delivery by the required dates.

2.2.9.2 Make recommendations to the Owner regarding the division of Work in the Drawings and Specifications to facilitate the bidding and awarding of Subcontracts, allowing for phased construction if approved by the Owner and taking into consideration such factors as time of performance, availability of labor, overlapping trade jurisdictions, provisions for temporary facilities and the operating requirements of the Owner.

2.2.9.3 Review the Drawings and Specifications for completeness, eliminate areas of conflict and overlapping in the Work to be performed by the various Subcontractors, and prepare prequalification criteria for bidders. As part of its review, the Design/Builder shall report to the Owner in writing any errors, inconsistencies, or omissions the Design/Builder discovers and provide for correction of such errors, inconsistencies or omission by its Architect.

2.2.9.4 Prepare necessary bidding information and instructions, bidding forms, General and Special Conditions, and form of agreement between the Design/Builder and Subcontractors. These documents and all other Contract Documents shall be subject to approval by the Owner prior to being issued for bidding.

2.2.9.5 Develop Subcontractor interest in the Project, issue bid documents to bidders, facilitate questions from bidders, issue addenda as needed with the assistance of the Architect, and take competitive bids or proposals on the Work of the various Subcontractors. After analyzing the bids or proposals,

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recommend to the Owner for approval the Subcontractors to which such contracts shall be awarded.

2.2.10 EQUAL EMPLOYMENT, LABOR AGREEMENTS, LEASE REQUIREMENTS AND SAFETY REGULATIONS. Determine applicable requirements for each of the captioned items for inclusion in Project bidding documents.

2.3 CONSTRUCTION PHASE.

2.3.1 PROJECT CONTROL. Manage, direct, monitor and oversee the Work of the Subcontractors and its own forces and coordinate the Work with the activities and responsibilities of the Owner, Architect and Design/Builder to complete the Work in accordance with the terms of this Agreement.

2.3.1.1 Maintain a competent full-time staff at the Site in accordance with Paragraph 1.2 of this Agreement to coordinate and provide general direction of the Work and progress of the Subcontractors and its own forces on the Project.

2.3.1.2 Establish on-site organization and lines of authority in order to carry out the overall plans of the Construction Team.

2.3.1.3 Develop procedures for coordination among the Design/Builder, the Architect, and the Owner, with respect to all aspects of the Project and implement such procedures.

2.3.1.4 Provide for its Architect or Project Manager, as appropriate, to undertake all construction administration activities consistent with professional standards including but not limited to: 1) visiting the Site at regular intervals appropriate to the progress of construction as required to become familiar with the progress and quality of the work in conformance with the Contract Documents; 2) attending all job meetings; 3) providing timely review of all submittals and responses to Requests for Information; 4) preparing Bulletins and Change Orders; 5) reviewing Certificates for Payment; 6) advising the Owner of any need for testing or special inspection of subcontractor work;
7) preparing punch lists and lists of incomplete work; 8) conducting inspections to determine the date of completion for each subcontract; and 9) coordinating as necessary with all trade contractors to produce as-built documents in electronic format.

2.3.1.5 Schedule and conduct regular progress meetings at which the Design/Builder and the Owner can discuss jointly such matters as procedures, progress, problems and scheduling. The Design/Builder shall prepare and distribute meeting minutes within three (3) business days following such meetings.

2.3.1.6 Provide regular monitoring of the schedule as construction progresses. Identify potential variances between scheduled and probable completion dates. Review the schedule for Work not started or incomplete, and recommend to the Owner adjustments in the schedule to meet the required completion date. Provide summary reports of each monitoring and document all changes in schedule.

2.3.1.7 Determine the adequacy of the Subcontractors' and its own personnel and equipment and the availability of materials and supplies to meet the schedule. Implement courses of action, subject to the reasonable approval of the Owner when requirements of a Subcontract are not being met.

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2.3.1.8 As necessary to provide for the accurate and coordinated layout and construction of the Work shown in the Contract Documents, the Design/Builder shall establish and certify all principal building layout lines, elevations of the bottom of footings, floor levels and key Site and structural elevations and shall verify by a qualified surveyor or professional engineer critical layout lines and elevations established by Subcontractors. The Design/Builder shall record all such surveys and any other test results in duplicate, make all such records available to the Owner and the Architect at all times, and at the completion of the Project deliver all such records to the Owner.

2.3.2 PHYSICAL CONSTRUCTION. Provide all labor, materials, supplies, apparatus, appliances, construction equipment, fixtures, tools, implements, transportation, utilities, storage and subcontract items which are necessary for the completion of the Work. To the extent that the Design/Builder performs any Work, other than General Conditions Work, with its own forces, it shall, with respect to such Work, be bound to the extent not inconsistent with this Agreement, by the procedures and the obligations with respect to such Work as may govern the Subcontractors under the Contract Documents including any General and Special Conditions to the Subcontracts. No Work shall be performed by the Design/Builder without the reasonable consent of the Owner.

2.3.3 COST CONTROL. Develop and monitor a system of Project cost control. Periodically revise and refine the initially approved project construction budget, incorporate approved changes, and develop cash flow reports and forecasts as needed. Identify variances between actual and budgeted or estimated costs and advise the Owner whenever projected cost exceeds budgets or estimates.

2.3.3.1 Maintain cost accounting records on authorized Work performed under unit costs, actual costs, or other basis requiring project accounting records for the administration of the Work. Afford the Owner access to these records and preserve them for the Owner until completion of the Project at which time they shall be delivered to the Owner, or if not desired by the Owner retained for a period of six (6) years. Such records shall be in such detail as is customary for the Design/Builder and presented in such form as requested by the Owner.

2.3.4 BULLETINS AND CHANGE ORDERS. Develop and implement a system for the preparation, review and processing of Bulletins and Change Orders. Recommend necessary or desirable changes to the Owner, review requests for changes, submit recommendations to the Owner and assist in negotiating Change Orders.

2.3.5 PAYMENTS TO SUBCONTRACTORS. Develop and implement a procedure for the review, processing and payment of applications by Subcontractors for progress and final payments, subject to the approval of the Owner and Architect.

2.3.6 PERMITS AND FEES. Except as provided in Section 3.5, the Design/Builder shall obtain, all building permits and special permits for permanent improvements, including permits for inspection or temporary facilities required to be obtained directly by the various Subcontractors, obtain approvals from all the authorities having jurisdiction, give all notices and comply with all laws, ordinances, rules, regulations, and orders of any public authority bearing on the performance of the Work as it pertains to the construction process.

                                                                         Page 12
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2.3.7 THE OWNER'S CONSULTANTS. If required, assist the Owner in selecting, coordinating and retaining professional services of testing laboratories and special consultants.

2.3.8 INSPECTION AND CORRECTIVE WORK. Inspect the Work for defects and deficiencies, and provide for correction of all Work rejected by the Owner or known by the Design/Builder to be defective, failing to conform to the requirements of the Contract Documents, or conflicting with any laws, ordinances rules, regulations and restrictions whether observed before or after Substantial Completion and whether or not fabricated, installed or completed.

2.3.9 PROTECTION OF PERSONS AND PROPERTY.

2.3.9.1 The Design/Builder shall be responsible for initiating, maintaining and providing supervision of all safety precautions and programs in connection with the performance of this Agreement. The Design/Builder shall develop, communicate in writing and monitor safety standards for the Project, review the safety programs of each of the Subcontractors and make appropriate recommendations for modification of such programs to conform to the Project safety standards, and Legal Requirements.

2.3.9.2 The Design/Builder shall take reasonable precautions for the safety of, and shall provide reasonable protection to prevent damage, injury or loss to: 1) employees on the Work and other persons who may be affected thereby; 2) the Work and materials and equipment to be incorporated therein, whether in storage on or off the Site, under care, custody, or control of the Design/Builder or the Design/Builder's contractors; and 3) other property at or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal relocation, or replacement in the course of construction. The Design/Builder's responsibilities hereunder include, but are not limited to, protection of persons and property from damage by the elements, theft or vandalism.

2.3.9.3 The Design/Builder shall promptly remedy damage and loss (other than damage or loss insured under property insurance provided or required by the Contract Documents) to the property at the Site caused in whole or in part by the Design/Builder, a Subcontractor or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable.

2.3.10 WASTE REMOVAL. Maintain the Project free and clear of accumulated waste materials and rubbish. Ensure that the Subcontractors fulfill their obligation not to create any condition that would constitute a safety or health hazard. At the completion of each component of the Project, the Design/Builder will ensure the removal of all waste materials and rubbish, tools, equipment, machinery and surplus materials from and about the Project.

2.3.11 DOCUMENT INTERPRETATION. Refer to the Design/Builder's Architect all questions for interpretation of the documents prepared by the Architect. The Architect shall be the interpreter of the requirements of such documents and the judge of the performance thereunder by the Design/Builder and the Subcontractors. The Architect's decisions as to the requirements of the documents shall be final and not subject to further proceedings, if made in good faith.

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2.3.12 SHOP DRAWINGS AND SAMPLES. Design/Builder shall prepare or cause to be prepared, as part of the Work, all shop drawings and other detail drawings not made a part of the Drawings and Specifications which are required in the performance of Design/Builder's obligations hereunder. Consistent with this requirement, the Design/Builder shall establish and implement procedures for expediting the processing and approval of shop drawings and samples. The Design/Builder shall provide for the receipt, review and approval of all Subcontractor shop drawings and sample submittals for completeness and conformance with the Contract Documents consistent with professional standards of care.

2.3.13 REPORTS AND PROJECT SITE DOCUMENTS. Record the progress of the Project. Submit on a monthly basis, written progress reports in a format acceptable to the Owner that include an updated project schedule, information on the Subcontractors' work, the percentage of completion, cost data with budget implications, progress photographs and change order activity.

2.3.13.1 Maintain at the Site a daily log in which the Design/Builder will record the progress of each part of the Project including a record of weather, Subcontractors' work on the Site, the number of and type of workers on the Site, work accomplished, problems encountered, unusual events and other relevant data as the Owner may require. The log shall be made available at the request of the Owner.

2.3.13.2 Maintain at the Site, on a current basis: records of all agreements with Subcontractors and any supplier, current Contract Documents, Subcontractor submittals and payment applications, reports, instructions to Subcontractors, samples, purchases, materials, equipment, maintenance and operating manuals and instructions, and other construction related documents, including all revisions. Obtain data from Subcontractors and maintain a current set of record Drawings, Specifications and operating manuals. These materials are to be maintained in good and current order and marked to record all changes made during construction. Maintenance of current and accurate as-built documents shall be a prerequisite to full payment of the monthly progress payments pursuant to the provisions of Article 11.

2.3.13.3 Promptly following completion of each part of the Project, prepare as-built documents identifying deviations in the Work from information provided in the Contract Documents for delivery to the Owner.

2.3.13.4 Promptly following completion of each part of the Project, obtain from the respective Subcontractors operating manuals and recommended preventive maintenance routines for the equipment installed in such part of the Project. Review such manuals and routines to ensure they are generally adequate for the purpose for which they are intended. At the completion of the Project, deliver all such records to the Owner.

2.3.14 SUBSTANTIAL COMPLETION. With its Architect, provide written notice to the Owner that the Design/Builder believes Substantial Completion of the Work or designated portions have been achieved, and prepare a list of incomplete items and a schedule for their completion.

2.3.15 START-UP. Upon or as the completion of each part of the Project approaches, direct the testing, start-up and check-out of all utilities and operating systems and equipment in accordance with the Contract Documents. The

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testing, start-up and check-out will be thorough and conducted in such a manner so as to discover any defects in accordance with Exhibit #3. The Design/Builder will advise the Owner in writing of any defects.

2.3.16 TRAINING. During the testing, start-up and check-out described in 2.3.15 herein, provide for the Owner's maintenance personnel to receive training in the proper operation of, and performance of routine maintenance on, all utilities, operating systems and equipment in accordance with the Contract Documents. Provide for videotaping such training for the Owner's subsequent use.

2.3.17 FINAL COMPLETION. With its Architect, provide written notice to the Owner that the Design/Builder believes Final Completion of the Project as a whole has been achieved, and the Work is ready for final inspection. Secure and transmit to the Owner required guarantees, affidavits, releases, bonds and waivers required by this Agreement. Turn over to the Owner all keys, manuals, record drawings, schedules of warranties and maintenance stocks required by this Agreement.

2.3.18 WARRANTY. Where any Work is performed by the Design/Builder's own forces or by Subcontractors under contract with the Design/Builder, the Design/Builder shall warrant for a period of one year following the Date of Substantial Completion that all materials and equipment included in such Work will be new, unless otherwise specified, and that such Work will be of good quality, free from improper workmanship and defective materials and in conformance with the Drawings and Specifications. With respect to the same Work, the Design/Builder further agrees to correct all such defective material and workmanship for a period of one year from the Date of Substantial Completion, including any additional testing and inspections, or within such longer period of time as may be set forth in the Contract Documents. The Design/Builder shall collect and deliver to the Owner any specific written warranties required by the Contract Documents.

2.3.18.1 If there are more than three (3) calls for warranty work for any reason on a specific system, piece of equipment, area or item of work, the warranty period shall extend to a period of one (1) year beyond the later of: 1) the date of the last repair; or 2) one (1) year past the date at which the product or work item is functioning as intended for an industry standard period of time without requiring service or repairs.

2.4 ADDITIONAL SERVICES. At the request of the Owner the Design/Builder will provide the following additional services upon written agreement between the Owner and Design/Builder defining the extent of such additional services and the amount and manner in which the Design/Builder will be compensated for such additional services provided, however, the Design/Builder shall not be compensated for any of the following services made necessary by the fault of the Design/Builder:

2.4.1 Services related to appraisals or valuations of existing conditions, facilities or equipment.

2.4.2 Preparation of professional perspectives, models or renderings not provided for in this Agreement except insofar as these are otherwise useful or necessary to the Design/Builder in the provision of its services hereunder.

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2.4.3 Obtaining training for maintenance personnel or negotiating maintenance service contracts other than as provided for in the Contract Documents.

2.4.4 Consultation, negotiation or preparing documentation in support of Project financing.

2.4.5 Surveys, site evaluations, legal descriptions and aerial photographs.

2.4.6 Soils, subsurface and environmental studies, reports and investigations required for submission to governmental authorities or others having jurisdiction over the Project.

2.4.7 Investigation or making measured drawings of existing conditions or the verification of drawings or other Owner-provided information except as required as a service by this Agreement.

2.4.8 Making revisions to the Contract Documents when such revisions are 1) inconsistent with written approvals or instructions previously given by the Owner; 2) are required by the enactment or revision of codes, laws or regulations subsequent to the preparation of such documents; and 3) in all events, are due to no act or failure to act on the part of the Design/Builder.

2.4.9 Serving or preparing to serve as an expert witness in connection with any public hearing, arbitration proceeding or legal proceeding to which the Design/Builder is not a party in its own name, which is not instituted by the Design/Builder or in which the performance of the Design/Builder is not in issue; provided, however that this Subparagraph shall not be interpreted to mean that any appearance by the Design/Builder at any meeting of the Owner shall be an Additional Service

                                    ARTICLE 3

                            OWNER'S RESPONSIBILITIES

3.1 The Owner will endeavor to timely provide the Design/Builder all information it has regarding its requirements for the Project. The Owner and the Design/Builder shall consult regarding the requirements of the Project and any modifications which may be desirable in the Program, including the Owner's objectives, schedule, constraints and criteria, including space requirements and relationships, flexibility, expandability, special equipment, systems and site requirements.

3.1.1 The Owner and Design/Builder shall agree to review periods for design submissions and the Construction Documents, requests for information and Changes in the Work. If the time period for any specific request or submission is not a reasonable period of time for the Owner to prepare a response, the time period will be extended to an adequate period.

3.2 The Owner shall designate a representative who shall be fully acquainted with the Project and has authority to approve Changes in the Project, render decisions promptly and furnish information expeditiously. The Design/Builder will submit any documents requiring the Owner's decision reasonably in advance of the date by which the decision is required.

3.3 The Owner may obtain independent review of the documents by a separate architect, engineer, contractor, or cost estimator under contract to or employed by the Owner. Such independent review shall be undertaken at the

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Owner's expense in a timely manner and shall not delay the orderly progress of the Design/Builder's services.

3.4 SURVEY AND GEOTECHNICAL INFORMATION.

3.4.1 The Owner shall furnish for the Site of the Project all necessary surveys describing the physical characteristics, legal limitations, utility locations, and a legal description.

3.4.2 The Owner shall furnish the services of geotechnical engineers as requested by the Design/Builder to properly design and prosecute the Work. Such services may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion and resistivity tests, and necessary operations for anticipating subsoil conditions.

3.4.3 With respect to the requirements of this Section 3.4, it is the understanding between the parties that the Owner will furnish to the Design/Builder all information required pursuant to this Section as it becomes available.

3.5 Unless otherwise specified in the Contract Documents or this Agreement, the Owner shall secure, with the assistance of the Design/Builder, and pay for: (i) necessary zoning approvals, easements, variances, assessments and charges required for the construction, use or occupancy of permanent structures or for permanent changes in existing facilities; and (ii) environmental permits required for the operation of the Project upon completion of construction. The Owner shall cooperate with the Design/Builder in securing building and other permits, utility capacity permits, licenses and inspections.

3.6 The Owner shall furnish such legal services as may be necessary for providing the items set forth in Paragraph 3.5, and such auditing services as it may require to verify the Design/Builder's Applications for Payment. Legal and auditing services will not be provided for the Design/Builder, its Architect or Subcontractors in the performance of their obligations under this Agreement.

3.7 This Section not used.

3.8 The Owner shall provide the insurance for the Project as provided in Paragraph 12.4.

3.9 The services, information, surveys and reports required by the above paragraphs shall be furnished with reasonable promptness at the Owner's expense so as not to cause delay, and the Design/Builder shall be entitled to rely upon the accuracy and completeness thereof.

3.10 If the Owner observes or otherwise becomes aware of a fault or defect in the Work or nonconformity with the Design/Builder's Proposal or the Construction Documents, the Owner shall give prompt written notice thereof to the Design/Builder.

3.11 The Owner shall communicate with persons or entities employed or retained by the Design/Builder through the Design/Builder, unless otherwise requested by the Design/Builder and agreed to by the Owner.

3.12 SEPARATE CONTRACTORS.

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

3.12.1 Design/Builder understands and agrees that the Owner has separately contracted with third parties for the manufacture, supply, delivery and installation of systems and equipment which are essential to and form the basis of the Owner's operations. As the Design/Builder for the Project, Design/Builder is responsible for the overall Project and for the integration of its design and construction with the systems and equipment provided and installed by the Owner's separate contractors. Design/Builder understands that in connection with the installation of any system or equipment by any separate contractors or manufacturers that Design/Builder shall oversee and coordinate the work of such contractors and manufacturers and that the Owner shall be responsible only to the extent that its contract with such parties requires supervising such work. Design/Builder understands that it has the responsibility jointly with such separate contractors or manufacturers to coordinate the Work with their respective works.

3.12.2 The Owner and Design/Builder recognize that the work required of the Owner's separate contractors may continue to be performed after final completion of the Work under this Agreement. Without otherwise limiting the Design/Builder's obligations hereunder, it is understood and agreed that nothing herein shall require the Design/Builder to oversee or coordinate the work of the Owner's separate contractors after final completion of the Work and acceptance thereof by the Owner.

                                    ARTICLE 4

                                  SUBCONTRACTS

4.1 The Design/Builder shall furnish to the Owner, in writing, a list of proposed Subcontractors for Work to be performed and materials to be supplied. The Owner shall have the right to review and approve all bidding documents and all proposed Subcontractors; any such approval shall not relieve the Design/Builder of full responsibility for the Work to be performed or the materials to be supplied by such parties.

4.2 Except as permitted by the Owner, the Design/Builder shall take competitive bids for the Work to be performed by Subcontractors. Upon receipt of Subcontractor bids, and during or after completion of negotiations by the Design/Builder with the bidding Subcontractors, but prior to concluding any such agreement, the Design/Builder shall prepare a complete bid analysis of the bids received and transmit same to the Owner for review and approval. Such bid analysis shall clearly establish the basis for award of the proposed subcontracts.

4.2.1 The parties agree that the Design/Builder shall self-perform labor for the scope of work associated with Divisions 15 and 16 as defined by the Construction Specification Institute. In approving such self-performance, the Design/Builder acknowledges its responsibility to obtain competitive bids for all materials and equipment furnished for such Work as otherwise provided for in this Article 4.

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

4.3 If the Owner refuses to accept a Subcontractor recommended by the Design/Builder, the Design/Builder shall recommend an acceptable substitute and the Guaranteed Maximum Price shall be modified by the difference in cost occasioned by such substitution and an appropriate Change Order shall be issued.

4.4 Subcontracts will be between the Design/Builder and its Subcontractors. The Subcontractor agreement, bid forms, General and Special Conditions shall be developed by the Design/Builder for review and approval by the Owner.

                                    ARTICLE 5

                                    SCHEDULE

5.1 The Design/Builder acknowledges that the Scheduled Completion Date and any Interim Completion Dates are essential to the Owner's satisfaction of its obligations under separate agreements entered into with respect to construction of and the supply and installation of equipment for the Project, and to the Owner's business operations, financing and development plans and therefore time is of the essence in meeting said dates. The Design/Builder acknowledges that the Project as a whole shall be Substantially Complete no later than October 1, 2006 so as to meet the Owner's requirements. Interim completion dates for separate components of the Project may be established in accordance with the Master Construction Schedule established pursuant to Paragraph 2.2.6.

5.2 A Scheduled Completion Date of the Project as a whole shall be established within thirteen months following the commencement of construction.

5.3 Substantial Completion of the Work is when construction is sufficiently complete in accordance with the Drawings and Specifications, except for minor punch list items, such that the Owner can occupy or utilize the Work for the use for which it is intended. Warranties called for by this Agreement or by the Contract Documents shall commence on the date of Substantial Completion of the Work as a whole.

5.4 SCHEDULE DELAYS.

5.4.1 Should the construction phase through completion of the Work be exceeded by Thirty (30) days or less, the Design/Builder shall receive no additional compensation for services in accordance with Article 2 or increase in the Guaranteed Maximum Price. Should the Construction Phase through completion of the Work be exceeded by more than Thirty (30) days the Substantial Completion Date and the Guaranteed Maximum Price, as applicable, shall be equitably adjusted by mutual agreement in writing between the Owner and Design/Builder as follows: (i) with respect to the Substantial Completion Date, such date shall be extended by the number of days equal to the actual number of days that the Project has been so delayed and, (ii) with respect to the Guaranteed Maximum Price, the increase in the Guaranteed Maximum Price shall not exceed the actual costs incurred by the Design/Builder in connection with such delay, and in no event shall include any adjustment in compensation for lost opportunity or other consequential damages which may be claimed by the Design/Builder. The conditions under which the Design/Builder may be entitled to an extension in the Substantial Completion Date and increase in the Guaranteed Maximum Price under this Paragraph 5.4 is limited to the following circumstances and no others:

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      a)    Force Majeure, defined as the following events:

            1)    Fire, flood or other unavoidable insured casualty;

            2)    An embargo by the Government of the United States;

            3) Except in connection with a labor dispute on-site or at locations under the control of the Design/Builder, any strike, work stoppage or lockout in industries essential to the conduct of the Work in no way caused or resulting from default or collusion on the part of the Design/Builder;

            4) Unusual delays caused by any change in governmental controls or regulations after the commencement of construction; or

            5) Acts of war or terrorism having a demonstrable, direct, adverse affect on the ability of the Design/Builder to perform its responsibilities under the terms of this Agreement.

      b) Undisclosed site conditions to the extent not consistent with the nature of the Work.

      c)    Any negligent act or omission of the Owner.

      d)    Delays in Owner furnished equipment or services.

      Notwithstanding the foregoing, if the Design/Builder's own acts or failures to act cause or contribute to the extension of the Construction Phase beyond the original schedule, the Design/Builder will receive no additional compensation under this Agreement. Further, the Design/Builder will receive no additional compensation under this Agreement for delays or additional costs to the Design/Builder occasioned by acts, failures to act or delays by Subcontractors under the Design/Builder's oversight and supervision.

5.4.2 Should the Scheduled Completion Date be exceeded by more than Thirty (30) days due to causes beyond the control of the Design/ Builder occurring after the Scheduled Completion Date is established pursuant to Section 5.2 other than as set forth in Section 5.4.1 herein, the Scheduled Completion Date shall be equitably adjusted by mutual agreement in writing between the parties, but in no event to be later than October 1, 2006, however, the Design/ Builder shall not be entitled to an increase in the Guaranteed Maximum Price on account of such delay. Notwithstanding the foregoing, if the Design/Builder's own acts or failures to act cause or contribute to the extension of the Construction Phase beyond the original schedule, the Design/Builder will receive no schedule extension under this Agreement.

5.4.3 In addition to the provisions of 5.4.1 herein, if the Design/Builder does not achieve Substantial Completion by the Scheduled Completion Date, a penalty will be assessed at the rate of $5,000 per day (the "Liquidated Damages Rate") until Substantial Completion is achieved. If Design/Builder believes the Scheduled Completion Date will not be met, the Design/Builder shall provide a one-time written notice delivered to Owner not less than 90 days prior to the Scheduled Completion Date providing a new Scheduled Completion Date (the "Revised Scheduled Completion Date"), which shall be no more than 30 days following the Scheduled Completion Date. If Design/Builder achieves Substantial Completion on or before the Revised Scheduled Completion Date, the penalty for the period up to the Revised Scheduled Completion Date shall be assessed at 50% of the Penalty Rate. If the Design/Builder, provides

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written notice and does not achieve Substantial Completion by the Revised
Substantial Completion Date, the full Penalty Rate will be assessed up to the date of Substantial Completion.

                                    ARTICLE 6

                            GUARANTEED MAXIMUM PRICE

6.1 Upon completion of the Contract Documents for bidding of Subcontracts in accordance with Article 4 of this Agreement, the parties shall agree to a Guaranteed Maximum Price for the Work.

6.1.1 Such Guaranteed Maximum Price (GMP) will include the estimated Cost of the Work as set forth in Article 8 and the Design/Builder's Compensation as set forth in Article 7 of this Agreement.

6.1.2 The parties agree that the Guaranteed Maximum Price for the Project shall in no event exceed $44,334,680.

6.1.3 The Guaranteed Maximum Price will be subject to modification for Changes in the Work as provided in Article 9 and for delays in accordance with Paragraph
5.4 hereof. Should the final actual Cost of the Work plus the Design/Builder's Compensation exceed the Guaranteed Maximum Price as adjusted in accordance with this Agreement, the Design/Builder shall pay such excess cost from its own funds.

6.2 When the Design/Builder provides a Guaranteed Maximum Price, all assumptions and qualifications, documents and clarifications used to establish the Guaranteed Maximum Price shall be identified in writing and incorporated in this Agreement as provided under Section 1.3.

6.3 The Guaranteed Maximum Price will include those taxes in the Cost of the Work which are identified and agreed by the parties as applicable and legally enacted at the time the Guaranteed Maximum Price is established

6.4 The Design/Builder guarantees that the total final Cost of the Work plus the Design/Builder's Compensation will not exceed the final Guaranteed Maximum Price as adjusted for changes during the course of the Project. The breakdown of the Cost of the Work by line item is for informational purposes only. No guarantee exists for the cost of any individual line item within the Cost of the Work; savings developed within a specific line item may be utilized to offset possible budget overruns in any other line item.

6.5 The Guaranteed Maximum Price shall include a Construction Contingency in an amount equal to $2,521,240. Such Construction Contingency shall be the maximum sum available to cover Changes in the Work as provided in Article 9 excluding
Section 9.1.6.

6.5.1 Of the total contingency amount, one half shall be available to the Design/Builder for Changes in the Cost of Work associated with trade buyout differentials, estimating errors or adjustments, labor, overtime, coordination changes, minor modifications, punchlist items implemented during checkout and startup in accordance with Section 2.3.15, or subcontractor contract adjustments. Such portion of the contingency shall be available to the Design/Builder without restriction and without prior approval of the Owner, excluding costs associated with the Design/Builder's self-performed labor as provided in Section 4.2.1. The contingency shall not be available for corrective work as set forth in Section 8.3.

6.5.2 Of the total contingency amount, one half shall be available to the Design/Builder for the Cost of Work subject to Owner approval as provided in
Article 9, such approval not to be unreasonably withheld.

6.5.3 All contingency use involving the Design/Builder's self-performed labor as authorized under Section 4.2.1 shall be subject to Owner approval, such approval not to be unreasonably withheld.

6.5.4 Except as otherwise provided in Section 6.5.3, the contingency allocation set forth in Section 6.5.1 shall be expended in its entirety prior to the utilization of the contingency set forth in Section 6.5.2.

                                    ARTICLE 7

                          DESIGN/BUILDER'S COMPENSATION

7.1 For the performance of its design/build services in accordance with this Agreement, the Design/Builder shall be paid the amount of $5,892,203 in total Compensation. In the event the Project is abandoned by the Owner, the Design/Builder shall be entitled to compensation in accordance with this Agreement for services rendered after the execution of this contract.

7.1.1 Included in the Design/Builder's Compensation are:

7.1.1.1 Salaries of the Design/Builder's employees when stationed at the field office, in whatever capacity employed, employees engaged on the road in expediting the production or transportation of materials and equipment, and employees in the main or branch office performing the following functions: purchasing, estimating, construction administration, scheduling, cost control, project management, safety, project engineering, accounting, equal employment opportunity and clerical help.

7.1.1.2 Cost of all customary employee benefits and taxes for such items as unemployment compensation and social security, insofar as such cost is based on wages, salaries, or other remuneration paid to employees of the Design/Builder.

7.1.1.3 Reasonable transportation, traveling, moving, and hotel expenses of the Design/Builder or of its officers or employees incurred in discharge of duties connected with the Project.

7.1.1.4 The cost of setting up, maintaining and operating a jobsite construction field office. Such expenses include but are not limited to: trailer rental, utilities, office supplies, office machines including personal computer hardware and software, IS support expenses, fax, telephone/radio service including long-distance telephone calls, postage, delivery, expressage, blueprinting, progress photographs, field office supplies, Xerox copies, stationery and similar petty cash items in connection with the Project.

7.1.1.5 Cost of the premiums for all insurance which the Design/Builder is required to procure by this Agreement which are in addition to the Design/Builder's customary insurance coverages.

7.1.1.6 Costs in excess of the Guaranteed Maximum Price in accordance with
Section 7.2.

7.1.1.7 The Design/Builder's profit and corporate overhead expenses (the "Fee") equal to Five Percent (5%) of the Cost of the Work within the

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Guaranteed Maximum Price, which includes any part of the Design/Builder's capital expenses and interest on the Design/Builder's capital employed for the Project.

7.1.1.8 Cost of design and engineering services, inclusive of all fees and reimbursable expenses necessary for the design, specification, bidding and construction administration of the Project.

7.2 ADJUSTMENTS IN COMPENSATION

7.2.1 For Changes in the Project as provided in Article 9, the Design/Builder's Compensation under Section 7.1.1, excluding Section 7.1.1.7, shall be adjusted by the direct costs incurred by the Design/Builder to implement such Changes, or as otherwise may be agreed in writing by the Owner and Design/Builder.

7.2.2 For Changes in the Project as provided in Article 9, the Design/Builder's Compensation under Section 7.1.1.7 shall be adjusted in direct arithmetic proportion to the change in the Guaranteed Maximum Price approved in accordance with this Agreement or as otherwise may be agreed in writing by the Owner and Design/Builder. If such calculation results in substantial inequity to the Owner or the Design/Builder, the amount of the adjustment shall be equitably adjusted by mutual agreement in writing between the parties.

7.2.3 The Design/Builder shall be paid additional compensation as set forth in this Section 7.2 if the Design/Builder is placed in charge of the reconstruction of any insured or uninsured loss.

7.3 SCHEDULE OF PAYMENTS

7.3.1 The Owner and the Design/Builder shall mutually approve in writing a detailed breakdown of and estimated time schedule for payments on account of the Design/Builder's Services. The breakdown shall indicate the portion of total compensation attributable to each component and phase of the Design/Builder's services in accordance with this Agreement and a time schedule coordinated with the actual progress of the Project.

7.3.2 A Retainer of Five Percent (5%) of the Design/Builder's Compensation under
Section 7.1 will be withheld from each payment and paid to the Design/Builder as part of the Final Payment in accordance with Section 11.3 of this Agreement.

                                    ARTICLE 8

                                COST OF THE WORK

8.1 The term "Cost of the Work" shall mean all costs incurred by the Design/Builder in performing its obligations in connection with this Agreement, excluding costs as set forth in Article 7. The Cost of the Work shall be at rates not higher than the standard paid in the locality of the Work, except with prior written consent of the Owner, and consist of the items set forth below in this Article.

8.1.1 The Owner agrees to pay the Design/Builder for the Cost of the Work as defined in this Article 8. Such payment shall be in addition to the Design/Builder's Compensation stipulated in Article 7.

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8.2 COST ITEMS

8.2.1 Wages paid for trade labor in the direct employ of the Design/Builder in the performance of its Work under applicable collective bargaining agreements, or under a salary or wage schedule agreed upon by the Owner and Design/Builder, and including such insurance, taxes and other benefits, if any, as may be payable with respect thereto.

8.2.2 Cost of all materials, supplies and equipment incorporated in the Project, including costs of freight, cartage, loading and unloading charges, transportation and storage thereof.

8.2.3 Cost, including transportation and maintenance, of all materials, supplies, equipment, temporary facilities and hand tools not owned by the workmen, which are employed, used, or consumed in the performance of the Work shall be calculated as follows:

      .1 Small tools having a value of $500 or less, whether purchased for the job, rented, or provided from stock, shall remain the property of the Design/Builder and shall be reimbursed by a 3% charge calculated on costs as defined in Section 8.2. for field personnel in the direct employment of the Design/Builder as set forth in Exhibit #5.

      .2 Consumables, as shown on Exhibit #6, shall be covered by a four percent (4%) charge calculated on costs as defined in Section 8.2.1 for field personnel in the direct employment of the Design/Builder.

      .3    Eight Dollars ($8.00) per hour charged against costs defined in
            Section 8.2.1 for pre-fabrication shop labor to cover the cost of tools, equipment, consumables, facility, and utilities. Such pre-fabrication shop labor shall not be subject to the provisions of, or included in the calculations for, Sections 8.2.3.1 and
            8.2.3.2 herein.

8.2.4 Rental charges of all necessary machinery and equipment, exclusive of hand tools, used at the Site, whether rented from the Design/Builder or others, including installation, repairs and replacements, dismantling, removal, costs of lubrication, transportation and delivery costs thereof, at rental charges in the most recent edition of the Associated Equipment Distributors' Rental Rates and Specifications book.

8.2.5 All sales, use, gross receipts or other taxes, fees and charges (excepting federal, state and city taxes on net income of Design/Builder) payable by Design/Builder on account of this contract or the receipts therefrom or its performance, under authority of any law, ordinance or regulation, whether before or after final settlement.

8.2.6 Payments by the Design/Builder to Subcontractors including the cost, if any, of associated surety bond premiums for such Subcontractors based upon each subcontract value.

8.2.7 Permit fees, licenses, tests, royalties, customs, duties, damages for infringement of patents and costs of defending suits therefor, and deposits lost for causes other than the Design/Builder's negligence or willful misconduct.

8.2.8 Losses and related expenses or damages, for causes other than the Design/Builder's acts or failures to act, to the extent not compensated by

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insurance or otherwise (including settlement made with the written approval of the Owner).

8.2.9 Cost of removal of all debris.

8.2.10 Cost of obtaining and using all utility services required for the Work.

8.2.11 Cost incurred due to an emergency affecting the safety of persons and property.

8.2.12 Legal costs reasonably resulting from prosecution of the Project for the Owner, not resulting from any act or failure to act of the Design/Builder.

8.2.13 The cost of defending suits or claims for infringement of patent rights arising from the use of a particular design, process, or product required by Owner, paying legal judgments against Design/Builder resulting from such suits or claims, and paying settlements made with Owner's written consent.

8.2.14 The reasonable cost of travel and lodging for trade labor in the direct employ of the Design/Builder relocated from the principal office of the Design/Builder to the Project site during the course of construction.

8.2.15 Overhead costs on labor, materials and equipment (including freight costs), taxes, fees and travel paid for or purchased directly by the Design/Builder for self-performed work as defined in Section 4.2.1 shall be calculated on the basis of the following:

      .1 Fifteen percent (15%) times the cost of labor, and the calculations for small tools and consumables.

      .2 Ten Percent (10%) times the cost of materials, and for equipment with unit costs less than One Hundred Thousand Dollars ($100,000).

      .3 Five percent (5%) times the cost of equipment with unit costs greater than One Hundred Thousand Dollars ($100,000), taxes, fees and licenses, and self-performed employee travel.

8.2.16 All costs necessarily incurred in the performance of the Work that are not included in the Design/Builder's Compensation as set forth in Article 7, nor resulting from any act or failure to act of the Design/Builder, and to the extent approved in advance by the Owner.

8.3 THE COST OF CORRECTIVE WORK.

8.3.1 Should Work installed on the Project be determined to be defective, damaged during the construction process, not meet the requirements of the Contract Documents or conflict with applicable laws, ordinances, rules, or regulations, it shall be corrected or replaced by the Design/Builder at the Design/Builder's own expense, including the cost of any necessary testing and inspection, and disposal of materials and equipment defective, damaged or wrongly supplied.

8.3.2 The Design/Builder shall, at the Design/Builder's own expense, replace, repair or restore any parts of the Project, furniture, fixtures, equipment or other items placed therein (whether by the Owner or any other party) that are damaged by any such parts of the Work that do not conform to the requirements of this Agreement or due to defects in the Work.

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8.3.3 If the Owner and Design/Builder deem it inexpedient to require the correction of work damaged or not done in accordance with the Contract Documents, an equitable deduction from the Guaranteed Maximum Price shall be made by agreement between Design/Builder and the Owner. Until such settlement, the Owner may withhold such sums as the Owner deems just and reasonable from monies, if any, due Design/Builder.

                                    ARTICLE 9

                               CHANGES IN THE WORK

9.1 From time to time the Owner, without invalidating this Agreement, may authorize changes in the Work, additional instructions, additional Work or the omission of work previously ordered. In such cases the Cost of the Work and, as applicable under this Agreement, the Guaranteed Maximum Price, the Design/Builder's Compensation and/or the Scheduled Date of Substantial Completion shall be adjusted accordingly.

9.1.1 All such changes shall be authorized by a written Change Order to the Design/Builder signed by the Owner or its authorized agent. Each adjustment in the Guaranteed Maximum Price resulting from a Change Order shall clearly separate the amount attributable to the Cost of the Work and the Design/Builder's Compensation. If upon completion of the Work the net of all additive and deductive Change Orders have resulted in an increase in the Guaranteed Maximum Price, the Design/Builder's Compensation under Section
7.1.1.7 shall be increased in accordance with the provisions of Section 7.2. If the net of all additive and deductive Change Orders have resulted in a decrease in the Guaranteed Maximum Price, the Design/Builder's Compensation under Section
7.1.1.7 shall be reduced in proportion to the net decrease in the cost of such Change Order Work.

9.1.2 The increase or decrease in the estimated Cost of the Work resulting from a change in the scope of the Work, including proposed adjustments in time and costs to unchanged Work resulting from such change, shall be determined by mutual agreement between the Owner and the Design/Builder in one or more of the following ways:

      .1 By mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;

      .2    By unit prices stated in the Agreement or subsequently agreed upon;

      .3    By cost as defined in Article 8; or

      .4    by the method provided in Subparagraph 9.1.3.

9.1.3 Upon written direction signed by the Owner, the Design/Builder shall promptly proceed with the Work involved in a pending Change Order. Provided however, if none of the cost methods set forth in Subsections 9.1.2.1 through
9.1.2.3 is agreed upon, the Design/Builder shall keep and present, in such form as the Owner may reasonably prescribe, an itemized accounting of direct labor and material costs incurred in performing the Work attributed to the Change together with appropriate supporting data of the change in the Cost of the Work and Design/Builder Compensation as outlined in Articles 7 and 8.

9.1.4 In no event shall the Design/Builder interrupt or delay prosecution of the Work pending resolution of any Change Order cost.

9.1.5 If unit prices are stated in the Agreement or subsequently agreed upon, and if the quantities originally contemplated are so changed that the quantities of Work proposed will cause substantial inequity to the Owner or the Design/Builder, the applicable unit prices and Guaranteed Maximum Price shall be equitably adjusted by mutual agreement.

9.1.6 The Guaranteed Maximum Price shall be modified by the amount of a Change Order if the Change Order results from one of the following circumstances and no others:

      .1 Elective changes in the scope of work documented pursuant to Paragraph 6.2 of this Agreement as the basis for the Guaranteed Maximum Price.

      .2 Undisclosed conditions which could not reasonably be identified from information available to the Design/Builder, the Design/Builder's inspection of the Site, the Contract Documents or the nature or location of the Project. Notwithstanding the foregoing sentence and anything contained in the contract documents to the contrary, the GMP includes an allowance for any soil compaction/ sinkhole remediation.

      .3    Changes in law or regulation governing the Project.

      .4    Loss insured under Article 12 of this Agreement.

      .5    An emergency as described under Paragraph 9.4 of this Agreement

9.1.7 Should the Design/Builder find at any time during the progress of the Work that, in its judgment, existing conditions demand or make desirable or beneficial a modification in the requirements of the Project, it shall promptly report such matter in writing to the Owner for decision and instruction.

9.1.8 Design/Builder shall include in each subcontract a limitation on the amount of profit and overhead which Subcontractor can include in Change Orders, which limitation will be subject to the approval of the Owner.

9.2 CLAIMS FOR ADDITIONAL COST OR TIME. If the Design/Builder wishes to make a claim for an increase in the Cost of the Work, the Guaranteed Maximum Price, the Design/Builder's Compensation, or an extension to the Date of Substantial Completion, it shall give the Owner written notice thereof within seven (7) days of the event giving rise to such claim or delay, and within ten (10) days following the expiration of any such delay, provide a written request for extension of the Scheduled Completion Date or Interim Completion Dates by reason of such delay. Failure of the Design/Builder to deliver any such notice or request within the required period shall constitute an irrevocable waiver by the Design/Builder of any request for an adjustment in cost or time. In the case of the continuing cause of delay of a particular nature, Design/Builder shall be required to make only one such request with respect thereto. If the Owner and the Design/Builder cannot agree on the amount of the adjustment in cost or time, during the pendancy of such claims the Design/Builder shall proceed with the Work without delay provided the Owner makes payments in accordance with this Agreement for all amounts not in dispute. No claim or delay of the Scheduled Completion Date or Interim Completion pursuant to this Section 9.2 shall prejudice any right the Owner may have under this Agreement, or otherwise, to terminate this Agreement.

9.3 MINOR CHANGES IN THE WORK. The Design/Builder will have authority to order minor Changes in the Work not yet performed and not involving an adjustment in the Cost of the Work or an extension of the Scheduled Date of Substantial Completion and not inconsistent with the Drawings and Specifications. Such changes may be effected by written order and shall be binding on the Owner.

9.4 EMERGENCIES. In any emergency affecting the safety of persons or property, the Design/Builder shall act, at its discretion, to prevent threatened damage, injury or loss. Any increase in the Cost of Work or extension of time claimed by the Design/Builder on account of emergency work shall be determined as provided in this Article.

9.5 Agreement on any Change Order shall constitute a final settlement on all items covered therein, subject to the approval of the Owner and performance thereof and payment therefor pursuant to the terms of this Agreement.

                                   ARTICLE 10

                                    DISCOUNTS

10.1 Design/Builder shall take affirmative steps to ensure that it takes full advantage of any and all available discounts, rebates, refunds and returns. All the Owner funded cash discounts shall accrue to the Cost of the Work, and Design/Builder shall notify the Owner of the availability of such cash discounts in order that the Owner may make available funds therefor. If Design/Builder shall fail to so notify the Owner, the value of such cash discount shall be credited to the Cost of the Work. Failure of the Owner to fund such discounts shall leave payment discounts to the discretion of the Design/Builder. All trade discounts, rebates and refunds, and all returns from sale of surplus materials and equipment shall be credited to the Cost of the Work, and Design/Builder shall endeavor to make provisions for the securing thereof. Any discounts accruing to the Cost of the Work pursuant to this paragraph shall not result in adjustment of the Guaranteed Maximum Price.

10.2 The Design/Builder shall notify the Owner of any discount programs in which it participates that result in future rebates on account of quantity purchases or other factors. To the extent such cost reductions apply to materials or supplies included in the Cost of Work, such reductions shall be credited to the Cost of the Work, and in the event such rebates occur following Final Payment, the Design/Builder shall remit payment to the Owner for the share of such rebate attributable to the Project.

                                   ARTICLE 11

                         PAYMENTS TO THE DESIGN/BUILDER

11.1 The Design/Builder shall submit monthly to the Owner, and to such parties as the Owner may direct, an Application for Payment showing in detail the Cost of Work completed less retainage withheld from Subcontractors in accordance with the conditions of the subcontracts, the amount of the Design/Builder's Compensation due as provided in Article 7 and any other amounts permitted by this Agreement. The Application for Payment shall be submitted by the Design/Builder to its Architect/Engineer for certification as to conformance with the Contract Documents by the first of each month. Payment by the Owner to the Design/Builder of Applications for Payment submitted in accordance with this Article shall be made by wire transfer within twenty (20) calendar days after the application is received.

11.1.1 As soon as possible after each such progress payment but not more than twenty (20) calendar days thereafter, the Design/Builder shall submit to the Owner a statement accounting for the disbursement of funds received from the Owner, which statement shall include lists of invoices, payrolls, equipment rental schedules, lien waivers from the Design/Builder and from all Subcontractors and material suppliers having received total payments in excess of fifty thousand ($50,000) dollars for all work, labor and material for which payment was requested from the Owner through the date of such progress payment. Design/Builder shall also execute and obtain any other such forms as required by the Owner or the Owner's title insurer in order to assure an effective release of mechanics' or materialmen's liens in compliance with the laws of the State of Kentucky.

11.1.2 The Owner may require reasonable documentation as to the costs and expenses actually paid by the Design/Builder prior to making any subsequent payment.

11.1.3 Applications for Payment shall not include the cost of materials or equipment not incorporated in the Work without the express written approval of the Owner. In its sole discretion, the Owner may approve payment for stored materials or equipment where the Design/Builder has provided documentation that such materials or equipment have been:

      .1 delivered and suitably stored at the Site or at some location agreed upon by the Owner;

      .2 title to all such equipment and materials shall pass to the Owner upon payment therefor or incorporation in the Work, whichever occurs first; and

      .3 the Design/Builder has prepared and executed all documents necessary to effect and perfect such transfer of title.

11.1.4 The Design/Builder shall not submit for the Owner's review and approval any Application for Payment which is incomplete, inaccurate or lacks the detail, specificity or supporting documentation required by this Section 11.1. It is understood and agreed by Design/Builder and the Owner that any Application for Payment which is deficient in any such manner shall not constitute a valid and proper Application for Payment, and Design/Builder shall be required to resubmit said Application for Payment in proper form prior to the Owner incurring any obligation to make payment on account thereof. Design/Builder specifically agrees that it shall not include in any Application for Payment sums attributable to Work which the Owner or Design/Builder have rejected or which otherwise constitute or relate to applications for payments, billings or invoices of subcontractors or suppliers which the Design/Builder disputes or for any other reason does not intend to pay.

11.2 Retention in the amount of Five Percent (5%) of the value of Work performed by the Design/Builder's own forces (excluding trade labor at the Site), all materials and equipment purchased directly by the Design/Builder, and Work performed by all individual Subcontractors which include both labor

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and materials, shall be withheld from each payment in accordance with the terms set forth in the Subcontractor Agreement or as mutually agreed between the Owner and the Design/Builder. Retention on Design/Builder Compensation shall be made in accordance with Section 7.3.2. Design/Builder may submit a request for release of retention from time to time for any Subcontractor or Sub-subcontractor whose work is entirely completed, for which consent for release of retention will not be unreasonably withheld.

11.2.1 Retainage under subcontracts shall be included in the Design/Builder's Application for Payment for the purpose of indicating the value of the Work performed, however, Design/Builder shall not request payment thereof from the Owner until such retainage is actually paid or payable.

11.3 Thirty (30) days after final completion of the Work and acceptance thereof by the Owner or as soon thereafter as possible, Design/Builder shall submit a final request for payment ("Final Application for Payment") which shall set forth all amounts due and remaining unpaid to Design/Builder (including the unpaid portion of the Design/Builder's Fee) and upon approval thereof by the Owner, the Owner shall pay to Design/Builder the amount due under such Final Application for Payment. The Additional Fee, if any, payable to Design/Builder shall be due and payable when Design/Builder's Costs are finally established and agreed to by Design/Builder and the Owner. Anything to the contrary contained herein or elsewhere notwithstanding, Final Payment shall not be made prior to thirty (30) days following final completion of the Work.

11.4 Design/Builder shall within seven (7) days following receipt of payment from the Owner, pay all bills for labor and material performed and furnished by others in connection with the construction, furnishing and equipping of the Improvements and the performance of the Work. Before issuance of final payment, the Design/Builder shall submit satisfactory evidence that all payrolls, materials bills and other indebtedness connected with the Project have been paid or otherwise satisfied, together with lien waivers from the Design/Builder and material suppliers for which lien waivers were not previously submitted to the Owner. Design/Builder's failure to make payments within such time shall constitute a material breach of this Agreement.

11.5 The Final Application for Payment shall not be made until Design/Builder delivers to the Owner a complete release of all liens arising out of this Agreement and an affidavit that so far as Design/Builder has knowledge or information the release includes and covers all materials and services for which a lien could be filed, but Design/Builder may, if any subcontractor or supplier refuses to furnish a release in full, furnish a bond satisfactory to the Owner, and the Owner's title insurer to indemnify the Owner and other parties against any lien. To the extent the Design/Builder's statements are based upon work performed by Subcontractors, a sworn statement of each such Subcontractor attesting to the satisfactory completion of the work for which claim is made shall accompany the Design/Builder's statement.

11.6 In no event shall any interest be due and payable by the Owner to Design/Builder, any Subcontractor or any other party on any of the sums retained by the Owner pursuant to any of the terms or provisions of any of the Contract Documents.

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11.7 Any provision hereof to the contrary notwithstanding, the Owner shall not be obligated to make any payment to Design/Builder hereunder if Owner notifies the Design/Builder in writing that any one or more of the following conditions exists:

      .1 The Architect/Engineer declines to certify payment and withholds its Certificate in whole or in part, if in its opinion it is unable to make representations to the Owner that the Work has progressed to the point indicated; that, to the best of its knowledge, information and belief, the quality of the Work is in accordance with the Contract Documents; and that the Design/Builder is entitled to payment in the amount certified. The Architect/Engineer may also decline to certify payment or, because of subsequently discovered evidence or subsequent observations, it may nullify the whole or any part of any Certificate of Payment previously issued, to such extent as may be necessary in its opinion to protect the Owner from loss;

      .2    Defective Work not remedied;

      .3    Third party claims filed;

      .4 Failure of the Design/Builder to make payments properly to Subcontractors for labor, materials or equipment;

      .5 Reasonable evidence that the Work cannot be completed for the unpaid balance of the Guaranteed Maximum Price;

      .6    Damage to the Owner or another contractor.

      .7 Reasonable evidence that the Work will not be completed in accordance with the approved Project Time Schedule; or

      .8 Persistent failure by the Design/Builder to carry out the Work in accordance with this Agreement and the Contract Documents.

            No partial payment made hereunder shall be or construed to be final acceptance or approval of that part of the Work to which such partial payment relates or relieve Design/Builder of any of its obligations hereunder with respect thereto.

11.8 The notice required in Section 11.7 herein shall indicate the reason or reasons for the withholding and the specific measures the Design/Builder must take to resolve the Owner's concerns.

11.9 Notwithstanding anything to the contrary in the Contract Documents, the Owner shall pay the Design/Builder all undisputed amounts in the Application for Payment in accordance with this Article 11.

11.10 LIENS. Design/Builder shall not voluntarily permit any laborer's, materialmen's, mechanics', or other similar lien to be filed or otherwise imposed on any part of the Work or the property on which the Work is performed. If any laborer's materialmen's, mechanics', or other similar lien or claim thereof is filed for which the Design/Builder has received payment or for which the Owner has not made payment on account of disputes between the lienor and the Design/Builder not involving the Owner, and if Design/Builder does not cause such lien to be released and discharged forthwith, or file a bond in lieu thereof, the Owner shall have the right to pay all sums necessary to obtain such release and discharge and deduct all amounts so paid from the

Guaranteed Maximum Price, or deduct same from the Design/Builder's Fee portion of the next succeeding Application for Payment until the total amount of same shall be recouped, as the Owner may elect. If any such lien is filed or otherwise imposed, at the request of the Owner, Design/Builder shall cause such lien to be released and otherwise discharged. Design/Builder shall indemnify and hold harmless the Owner from all claims, losses, demands, causes of action or suits of whatever nature arising out of any such lien or that part of the Work covered thereby so long as the Owner is in good standing with respect to any outstanding payments not otherwise disputed or in dispute.

11.11 The payment of any Application for Payment by the Owner, including the final Application for Payment, does not constitute approval or acceptance of any item of cost in such Application for Payment.

11.12 INTEREST. Payments due, unpaid and not in dispute by Owner to Design/Builder, shall bear interest commencing five (5) days after payment is due at one percent (1%) over the then prime rate as published in the Wall Street Journal.

                                   ARTICLE 12

              INSURANCE, BONDS, INDEMNITY AND WAIVER OF SUBROGATION

12.1 INDEMNITY

12.1.1 To the fullest extent not prohibited by law, the Design/Builder shall and does agree to indemnify, protect, defend and hold harmless the Owner and its members, officers, directors, employees, consultants and agents from and against all claims, damages, losses, liens, causes of action, suits, judgments and expenses (including reasonable attorney's fees and other costs of defense), of any nature, kind or description, which (a) arise out of, are caused by or result from performance of the Design/Builder's services hereunder, (b) are attributable to bodily injury, personal injury, sickness, disease or death of any person, or to damage to or destruction of property, including the loss of use and consequential damages resulting therefrom, and (c) to the extent they are caused by any negligent act or omission of the Design/Builder, anyone directly or indirectly employed by the Design/Builder or anyone for whose acts the Design/Builder may be liable. The Design/Builder agrees that it will not assert any immunity under applicable Workers' Compensation laws in order to avoid its indemnity obligations under this Agreement.

      .1 Consequential damages as provided under this Section 12.1.1 shall be limited to the extent of insurance coverage for same under the professional liability coverage required pursuant to Section 12.2.5, up to a cumulative maximum of Five Million Dollars ($5,000,000).

      .2 Except as set forth in Section 12.1.1.1 above, the parties waive claims of consequential damages against each other.

12.1.2 To the fullest extent not prohibited by law, the Design/Builder shall and does agree to indemnify, protect, defend and hold harmless the Owner and its officers, directors, employees, consultants and agents from and against all claims, damages, losses, liens, causes of action, suits, judgments and expenses (including reasonable attorney's fees and other costs of defense), of any nature, kind or description, which result from any claimed infringement of any copyright, patent or other intangible property right by the

Design/Builder, anyone directly or indirectly employed by the Design/Builder or anyone for whose acts the Design/Builder may be liable.

      .1 This Section 12.1.2 shall not be applicable to any suit, claim or proceeding based on infringement or violation of a patent or copyright (i) relating solely to a particular process or product of a particular manufacturer specified by Owner and not offered or recommended by Design/Builder to Owner or (ii) arising from modifications to the Work by Owner or its agents after acceptance of the Work. If the suit, claim or proceeding is based upon events set forth in the preceding sentence, the Owner shall defend, indemnify and hold harmless the Design/Builder to the same extent the Design/Builder is obligated to defend, indemnify and hold harmless the Owner in Section 12.1.2.

      .2 The obligations set forth in this Section 12.1.2 shall constitute the sole agreement between the parties relating to liability for infringement of violation of any patent or copyright.

12.1.3 To the fullest extent not prohibited by law, the Design/Builder shall and does agree to indemnify, protect, defend and hold harmless the Owner and its officers, directors, employees and agents from and against all claims, losses, damages, liabilities and expenses, including attorneys' fees and expenses, arising out of or resulting from those Hazardous Conditions introduced to the Site by the Design/Builder, Subcontractors or anyone for whose acts they may be liable.

12.1.4 The Owner, to the fullest extent permitted by law, shall indemnify, hold harmless and defend the Design/Builder and any of the Design/Builder's officers, directors, employees, or agents from and against claims, losses, damages, liabilities, including attorneys' fees and expenses, for bodily injury, sickness or death not otherwise covered by worker's compensation, and property damage or destruction (other than to the Work itself) to the extent resulting from the negligent acts or omissions of Owner's separate contractors or anyone for whose acts any of them may be liable provided that the Design/Builder gives prompt notice to the Owner of any such claim and allow the Owner the opportunity to defend.

12.1.5 To the fullest extent permitted by law, Owner shall indemnify, defend and hold harmless the Design/Builder and any of Design/Builder's officers, directors, employees, or agents, from and against any and all claims, losses, damages, liabilities and expenses, including attorneys' fees and expenses, arising out of or resulting from the presence of a Hazardous Condition at the Site previously known to the Owner and not disclosed to the Design/Builder, provided that Owner is given prompt notice of any such claims and is allowed the opportunity to defend.

12.1.6 If, in accordance with the Owner's direction, an exemption for all or part of the Work is claimed for taxes, the Owner shall indemnify, defend and hold harmless Design/Builder from and against any liability, penalty, interest, fine, tax assessment, legal fees or other expenses or costs incurred by the Design/Builder as a result of any action taken by Design/Builder in accordance with the Owner's directive provided that the Owner is given prompt notice of any such claim and allowed the opportunity to defend.

12.2 DESIGN/BUILDER'S LIABILITY INSURANCE The Design/Builder shall purchase and maintain the following insurance to provide protection from certain exposures which may arise out of or result from the Design/Builder's operations under this Agreement whether such operations be by itself or by any Subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

12.2.1 Worker's compensation and other insurance required by law pursuant to disability benefit and similar employee benefit acts or employers liability laws which are applicable to the work to be performed.

12.2.2 Comprehensive General Liability Insurance, including: a) premises-operations (including explosion, collapse and underground hazards coverage); b) elevators and escalators; c) independent contractors; d) products and completed operations (to remain in force for one (1) year following the date of acceptance of the Work by the Owner with renewal at the expiration thereof for an additional one (1) year); e) personal injury liability; f) incidental malpractice; and g) blanket contractual liability on all written and oral contracts, all including broad form property damage coverage.

12.2.3 The Design/Builder's Comprehensive General and Automobile Liability Insurance, as required by Subparagraph 12.2.2 shall be written for not less than limits of liability as follows:

      a.    Comprehensive General Liability

            $20,000,000 Combined Single Limit Per Occurrence and in the Aggregate where Applicable

      b.    Comprehensive Automobile Liability

            $20,000,000 Combined Single Limit Per Occurrence and in the Aggregate where Applicable

12.2.4 Comprehensive General Liability and Automobile Liability Insurance may be arranged under a single policy for the full limits required or by a combination of underlying policies with the balance provided by an Excess or Umbrella Liability policy.

12.2.5 The Design/Builder shall provide coverage of Professional Liability Insurance, in the amount of Five Million Dollars ($5,000,000) for claims of negligent errors, acts, or omissions of the person or entity, or other consultants, providing the architectural or engineering services required of the Design/Builder in association with this Agreement; said coverage shall be maintained for not less than four (4) years after the completion of the Project.

12.2.6 Insurance coverages and limits required for each Subcontractor employed by the Design/Builder shall be subject to the prior written approval of the Owner.

12.2.7 The Owner shall be named as an additional insured on coverages provided under Sections 12.2.2, 12.2.3 and 12.2.4. The policies required by Section 12.2 shall contain a provision that coverages afforded under the policies will not be materially changed, canceled or not renewed until at least thirty (30) days' prior written notice has been given to the Owner by the Design/Builder. Certificates of Insurance showing such coverages to be in force shall be filed with the Owner prior to commencement of the Work. Timely renewal Certificates shall be provided the Owner as the coverage renews. All insurance provided by the Design/Builder shall be issued by companies with not less than a Best A rating, which are licensed to do business in the State of Kentucky.

12.2.8 With the exception of the coverage described in Section 12.2.5, The Design/Builder shall maintain all insurance policies as required in this Article 12 for a period of at least two (2) years from the date of Final Completion of the Work.

12.3 THE OWNER'S LIABILITY INSURANCE

12.3.1 The Owner shall be responsible for purchasing and maintaining its own liability and worker's compensation insurance and, at its option, may purchase and maintain such insurance as will protect it against claims which may arise from operations under this Agreement.

12.4 INSURANCE TO PROTECT PROJECT. The Owner shall purchase and maintain property insurance upon and/or self-insure the entire Project for the full cost of replacement as of the time of any loss. This insurance and/or self insurance shall include the interest of the Owner, Design/Builder and the Subcontractors and their Sub-Subcontractors and shall insure against loss from the perils of Fire, Extended Coverage, and shall include "All Risk" protection typically available in the area for physical loss or damage including without duplication of coverage, theft, vandalism, malicious mischief, transit, storage and collapse. The Design/Builder and its Subcontractors will bear the entire risk of loss with respect to any tools, equipment, protective fencing, scaffolding, temporary structures, forms, or other property owned, rented, or used by the Design/Builder or Subcontractors in the performance of the Work unless the value of such items are included in the Cost of the Work, and such items are specifically identified in the Construction Documents. The Owner will be responsible for any co-insurance penalties or deductibles.

12.4.1 If the Owner finds it necessary to occupy or use a portion or portions of the Project prior to Substantial Completion thereof, such occupancy shall not commence prior to a time mutually agreed to by the Owner and the Design/Builder and to which the insurance company or companies providing the property insurance have consented by endorsement to the policy or policies. This insurance shall not be canceled or lapsed on account of such partial occupancy. Consent of the Design/Builder and of the insurance company or companies to such occupancy or use shall not be unreasonably withheld.

12.4.2 The Owner shall purchase and maintain such boiler and machinery insurance as may be required or necessary. This insurance shall include the interests of the Owner and of the Design/Builder and the Subcontractors in the Work.

12.4.3 The Owner shall maintain copies of the insurance it is required to purchase and maintain hereunder at its offices and permit the Design/Builder or any Subcontractor to inspect the policies during normal business hours and upon reasonable advance written notice.

12.5 PROPERTY INSURANCE LOSS ADJUSTMENT. Any insured loss shall be adjusted only with the Owner and shall be made payable to the Owner as Trustee for the insureds as their interest may appear. The Owner, as trustee, will have the power to adjust and settle any loss with its insurers.

12.6 WAIVER OF SUBROGATION.

12.6.1 The Owner and the Design/Builder waive all rights against (1) each other and the Subcontractors, Sub-subcontractors, agents and employees each of the other, and (2) the Architect and separate contractors, if any, and their subcontractors, sub-subcontractors, agents and employees, for damages caused by fire or other perils to the extent covered by insurance obtained pursuant to this Article 12 or any other property insurance applicable to the Work, except such rights as they may have to the proceeds of such insurance held by the Owner as trustee. The Owner or the Design/Builder, as appropriate, shall require of separate contractors, Subcontractors and Sub-subcontractors by appropriate agreements, written where legally required for validity, similar waivers each in favor of all other parties enumerated in this Section 12.6.1.

12.6.2 If the policies of insurance referred to in this Article 12 require an endorsement to provide for continued coverage where there is a waiver of subrogation, the owners of such policies will cause them to be so endorsed.

                                   ARTICLE 13

                    TERMINATION OF THE AGREEMENT AND OWNER'S

                  RIGHT TO PERFORM DESIGN/BUILDER'S OBLIGATIONS

13.1 TERMINATION BY THE DESIGN/BUILDER. Should the Owner fail to make payment to the Design/Builder in accordance with Article 11 of this Agreement, the Design/Builder may, upon ten (10) days' written notice to the Owner, during which period the Owner does not remedy its failure, terminate this Agreement and recover from the Owner payment for all Work performed in accordance with this Agreement. Notwithstanding the foregoing, the Design/Builder may not terminate this Agreement for nonpayment if the Owner makes payment of all reasonably undisputed amounts due to the Design/Builder within five (5) days of receipt of the Design/Builder's written notice to terminate.

13.1.1 If the Project is stopped for a period of ninety (90) days under an order of any court or other public authority having jurisdiction, or as a result of an act of government, such as a declaration of a national emergency making materials unavailable, through no act or fault of the Design/Builder, then the Design/Builder may, upon thirty (30) days' written notice to the Owner, terminate this Agreement and recover from the Owner payment for all Work performed in accordance with this Agreement.

13.2 OWNER'S RIGHT TO PERFORM DESIGN/BUILDER'S OBLIGATIONS AND TERMINATION BY THE OWNER FOR CAUSE

13.2.1 If Design/Builder shall fail to commence the Work in accordance with the provisions of this Agreement or fail to diligently prosecute the Work to completion thereof in a diligent, efficient, timely, workmanlike, skillful and careful manner and in strict accordance with the provisions of the Contract Documents (including the Scheduled Completion Date and Interim Completion Dates), fail to use an adequate amount or quality of personnel or equipment to complete the Work without undue delay, fail to perform any of its obligations under the Contract Documents, or fail to make prompt payments to its

Subcontractors, materialmen or laborers, then the Owner shall have the right, if Design/Builder shall not cure any such default after seven (7) days written notice thereof (or, if such default is of such a nature as to be incapable of cure within such period, shall not commence action to cure said default within such period and thereafter diligently and continuously pursue such action. to complete such cure promptly, and in all events within thirty days of such notice), to (i) terminate this Agreement, (ii) take possession of and use all or any part of Design/Builder's materials, equipment, supplies, and other property of every kind used by Design/Builder in the performance of the Work and to use such property in the completion of the Work, or (iii) complete the Work in any manner it deems desirable, including engaging the services of other parties therefor. Any such act by the Owner shall not be deemed a waiver of any other right or remedy of the Owner. If after exercising any such remedy the cost to the Owner of the performance of the balance of the Work is in excess of that part of the Guaranteed Maximum Price which has not theretofore been paid to Design/Builder hereunder, Design/Builder shall be liable for and shall reimburse the Owner for such excess.

13.2.2 The Owner may, if Design/Builder neglects to prosecute the Work properly or to perform any provision of the Contract Documents, or otherwise does, or omits to do, anything whereby safety or proper construction may be endangered or whereby damage or injury may result to person or property, after three (3) days written notice to Design/Builder, without prejudice to any other remedy the Owner may have, make good all work, material, omissions or deficiencies, and may deduct the cost therefor from the amount included in the Guaranteed Maximum Price due or which may thereafter become due Design/Builder, but no action taken by the Owner hereunder shall affect any of the other rights or remedies of the Owner granted by this Agreement or by law or relieve Design/Builder from any consequences or liabilities arising from such acts or omissions.

13.2.3 If Design/Builder is adjudged a bankrupt, or makes a general assignment for the benefit of creditors, or if a receiver is appointed for the benefit of its creditors, or if a receiver is appointed on account of its insolvency, such could impair or frustrate Design/Builder's performance of this Agreement. Upon the occurrence of any such event, the Owner shall be entitled to request of Design/Builder or its successor in interest adequate assurance of future performance in accordance with the terms and conditions hereof. Failure to comply with such request within ten (10) days of delivery of the request shall entitle the Owner to terminate this Agreement and to the accompanying rights set forth above in this Section 13.2. In all events pending receipt of adequate assurance of performance and actual performance in accordance therewith, the Owner shall be entitled to proceed with the Work with its own forces or with other contractors on a time and material or other appropriate basis the cost of which will be back-charged against the Guaranteed Maximum Price.

13.3 TERMINATION BY THE OWNER WITHOUT CAUSE

13.3.1 The Owner hereby reserves the right to terminate this Agreement without regard to fault or breach upon written notice to Design/Builder, effective immediately unless otherwise provided in said notice. In the event of such termination, the Owner shall pay as the sole amount due to

Design/Builder in connection with this project (i) for any unpaid Cost of the Work earned in accordance with this Agreement plus the Design/Builder's Compensation then due in accordance with this Agreement; and (ii) fair compensation, either by purchase or rental at the election of the Owner, for any equipment retained. Such sums will be due and payable in accordance with Article 11 hereof. Upon receipt of such payment, the parties hereto shall have no further obligations to each other except for Design/Builder's obligations to perform corrective and/or warranty work and to indemnify the Owner as provided for in this Agreement. It is understood and agreed that no fee shall be due or payable for unperformed Work. Design/Builder agrees that each subcontract and purchase order issued by it will reserve for Design/Builder the same right of termination provided by this Section 13.3 and Design/Builder further agrees to require that comparable provisions be included in all lower tier subcontracts and purchase orders.

13.3.2 Upon the Owner making the payments and assuming the obligations and commitments provided for in this Section 13.3, the Design/Builder shall not be entitled to further payment of any kind or for any purpose.

13.4 Upon a final judicial determination (and all appeals exhausted) that termination of Design/Builder or its successor in interest pursuant to Section
13.2 was wrongful, such termination will be deemed converted to a termination pursuant to section 13.3. Design/Builder's remedy for wrongful termination in such event shall be limited to the recovery of the payments permitted for termination for convenience as set forth in Section 13.3.

13.5 MITIGATION. Upon notice of any termination or suspension of this Agreement, for whatever reason, the Owner and Design/Builder shall each make every reasonable effort to mitigate its costs hereunder; provided, however, that the Design/Builder may with the Owner's approval perform such acts as may be necessary to preserve and protect that part of the Project then completed.

13.6 FURTHER RIGHTS AND REMEDIES. The rights and remedies of the Owner and Design/Builder under this Article 13 shall be non-exclusive, and shall be in addition to all the other remedies available to such parties at law or in equity, subject, however, in the case of Design/Builder, to the limitations contained in Section 13.3 and other provisions of this Agreement.

                                   ARTICLE 14

                          ASSIGNMENT AND GOVERNING LAW

14.1 The Owner and the Design/Builder, respectively, bind themselves, their partners, successors, assigns and legal representatives of such other party with respect to all covenants of this Agreement. Neither the Owner nor the Design/Builder shall assign, sublet or transfer any interest in this Agreement without the written consent of the other except as to the assignment of proceeds.

14.2 Any provisions hereof the contrary notwithstanding, Design/Builder shall observe and abide by and perform all of its obligations hereunder in accordance with all applicable laws, rules and regulations of all governmental authorities having jurisdiction, including the Federal Occupational, Safety and Health Act.

14.3 This Agreement shall be governed by the laws of the State of Kentucky.

                                   ARTICLE 15

                            MISCELLANEOUS PROVISIONS

15.1 DISPUTE RESOLUTION PROCEDURES

15.1.1 The parties are fully committed to working with each other throughout the Project and agree to communicate regularly with each other at all times so as to avoid or minimize disputes or disagreements. If disputes or disagreements do arise, the Design/Builder and the Owner each commit to resolving such disputes or disagreements in an amicable, professional and expeditious manner so as to avoid unnecessary losses, delays and disruptions to the Work.

15.1.2 The Design/Builder and the Owner will first attempt to resolve disputes or disagreements at the field level through discussions between the Design/Builder's Project Manager and the Owner's Representative.

15.1.3 If a dispute or disagreement cannot be resolved through the Design/Builder's Representative and the Owner's Representative, the Design/Builder's Senior Representative and the Owner's Senior Representative, upon the request of either party, shall meet as soon as conveniently possible, but in no case later than thirty (30) days after such a request is made, to attempt to resolve such dispute or disagreement. Prior to any meetings between the Senior Representatives, the parties will exchange relevant information that will assist the parties in resolving the dispute.

15.1.4 If after meeting the Senior Representatives determine that the dispute cannot be resolved on terms satisfactory to both parties, the parties shall submit the dispute to non-binding mediation conducted in accordance with Section 15.1.5.

15.1.5 MEDIATION. The parties shall endeavor to resolve claims, disputes and other matters in question between them by non-binding mediation. Request for mediation shall be filed in writing with the other party to this Agreement. The parties hereby agree to use a private, non-American Arbitration Association mediator chosen by mutual agreement. If the parties are unable or unwilling to mutually agree on such private mediator, each party will thereafter, within a period of ten (10) days, provide one independent, non-employee person reasonably believed to be qualified as a mediator. These two selected mediators, as representatives of their respective parties, shall within ten (10) days from selection meet and mutually agree upon an independent, non-employee person of either party to serve as the mediator. Within thirty (30) days after the mediator has been selected, both parties and their representative attorneys shall meet with the mediator for one mediation session of at least four hours. The mediation shall be held in the city of the Site. Each party must supply a representative for mediation with the authority vested in such representative to settle the dispute. Efforts to reach a settlement will continue until the conclusion of the proceeding, which is deemed to occur when: (i) a written settlement is reached, or (ii)) the mediator concludes and informs the parties in writing that further efforts would not be useful, or (iii) the parties agree in writing that an impasse has been reached, or (iv) after the initial four (4) hours, either party gives two (2) hours written notice to terminate during which period both parties must continue to participate. Each party shall pay its costs and expenses of

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

mediation, including attorneys' fees, and the costs and expenses of the mediator shall be shared equally by the parties. Mediation shall proceed in advance of legal or equitable proceedings, which shall be stayed pending mediation for a period of sixty (60) days from the date of filing ("Mediation Period"), subject to extension by mutual agreement. If either party does not honor the obligation to mediate, the other party may bring an action to seek enforcement of such obligation in any court of law having jurisdiction thereof.

15.1.6 DUTY TO CONTINUE PERFORMANCE. The Design/Builder shall continue to perform the Work and Owner shall continue to satisfy its payment obligations to Design/Builder in accordance with this Agreement pending resolution of any dispute between the Design/Builder and the Owner.

15.2 NOTICES. Any notice provided for in this Agreement shall be valid only if delivered in writing in person to the Owner's Designated Representative or the Design/Builder's Project Manager, and in each case personally receipted for by such person, or otherwise by certified mail to the addresses listed below, or as otherwise changed, by certified mail, in any event mailing to be effective two business days after posting:

            If to the Owner:      Jeff Harris
                                  T. Marzetti Company, LLC
                                  1105 Schrock Road
                                  P.O. Box 29163
                                  Columbus, OH  43229

            If to the Design/Builder:  Mark Shambaugh
                                  Shambaugh & Son, L.P.
                                  7614 Opportunity Drive (46825)
                                  P. O. Box 1287
                                  Fort Wayne, IN  46801

                                  Gary Hegger
                                  Shambaugh & Son, L.P.
                                  7614 Opportunity Drive (46825)
                                  P. O. Box 1287
                                  Fort Wayne, IN  46801

15.3 TITLE TO WORK.

15.3.1 The Owner acknowledges the Design/Builder's Construction Documents as instruments of service. Nevertheless, the Drawings, Specifications and other documents, including those in electronic form prepared by the Design/Builder and its Design Consultants for the Owner under this Agreement, shall become the property of the Owner upon payment for services for the Project. The results of the work, including without limitation, the design, composition, layout, drawings, specifications, other documents, electronic data and all other work performed by the Design/Builder or its employees or independent architects in connection with the work (collectively, the "Work Product"), which shall also include, without limitation, all trademark, copyrights, and all other rights of any nature and kind therein and the right to grant these rights or any part of them to third parties, are hereby irrevocably transferred and assigned to Owner, in perpetuity. All tangible

Work Product, whether provided as liability for Design/Builder in electronic form or otherwise, and all copies thereof, shall be delivered by the Design/Builder to the Owner within thirty (30) Days of the earlier of (a) the completion of the services furnished under this Agreement or (b) the termination of this Agreement.

15.3.2 Upon Owner's payment in full for all Work performed under the Construction Documents, Design/Builder expressly agrees that the Owner may utilize any of the Construction Documents or other documents prepared by the Design/Builder for the Project in order to complete the Project in the event of the Design/Builder's discharge and/or any subsequent projects at the Owner's discretion; provided, however, that this use of the Construction Documents is with the express understanding that its use of the Work Product is at the Owner's sole risk and without liability or legal exposure to Design/Builder and the Design/Builder or anyone working by or through Design/Builder, including Design Consultants of any tier shall have no liability for the Owner's use of such Work Product.

15.3.3 In the event this Agreement is terminated pursuant to Section 13.1.1 or
Section 13.3.1, Design/Builder shall, upon Owner's payment in full of the amounts due Design/Builder under Section 13.1.1 or Section 13.3.1, as applicable, grant Owner a limited license to use the Work Product and related documents to complete the Project and subsequently occupy the Project, at Owner's sole risk without liability or legal exposure to the Design/Builder or any person, entity or consultant working by or through the Design/Builder.

15.3.4 In the event this Agreement is terminated pursuant to Section 13.2, the Design/Builder shall grant the Owner a limited license to use the Work Product in connection with Owner's completion and occupancy of the Project. This limited license is conditioned on Owner's express understanding that its use of the Work Product is at Owner's sole risk and without liability or legal exposure to the Design/Builder or any person, entity or consultant working by or through the Design/Builder.

15.4 WAIVER. No consent or waiver, express or implied, by either party to this Agreement to or of any breach or default by the other in the performance of any obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default by such party hereunder. Failure on the part of any party hereto to complain of any act or failure to act of the other party or to declare the other party in default hereunder, irrespective of how long such failure continues, shall not constitute a waiver of the rights of such party hereunder. Inspection by, payment by, or tentative approval or acceptance by the Owner or the failure of the Owner to perform any inspection hereunder, shall not constitute a final acceptance of the Work or any part thereof and shall not release Design/Builder of any of its obligations hereunder.

15.5 EARLY OCCUPANCY. Design/Builder shall use reasonable efforts to complete and make available portions of the project for occupancy by the Owner or its tenants prior to the Interim and Scheduled Completion Dates provided such occupancy does not delay the Project. Any such early occupancy shall be pursuant to an appropriate agreement setting forth (i) responsibility for utility cost;
(ii) commencement of warranty obligations for the portion of the Improvements to be occupied; (iii) insurance to be maintained by the Owner or its respective separate contractors; and (iv) appropriate modification of Design/Builder's obligation to indemnify the Owner as such indemnity relates to the area(s) to be occupied. As portions of the project are completed and occupied, Design/Builder shall ensure that continuing construction activity will not unreasonably interfere with the use, occupancy and quiet enjoyment of the completed portions thereof.

15.6 DESIGN/BUILDER REPRESENTATIONS. Design/Builder represents and warrants that it is financially solvent, able to pay its debts as they mature, and possessed of sufficient working capital to complete this Agreement; that it is able to furnish the plant, tools, materials, supplies, equipment and labor, and is experienced in and competent to perform the Work contemplated by this Agreement, and that it is qualified to do the work herein and is authorized to do business in the State of Kentucky.

15.6.1 The Design/Builder represents and warrants that it holds a license, permit or other special license to perform the services included in this Agreement, as required by law, or employs or works under the general supervision of the holder of such license, permit or special license.

15.6.2 Design/Builder's express representations and warranties shall be in addition to, and not in lieu of, any other remedies the Owner may have under this Agreement, at law, or in equity for defective Work.

15.7 CONFIDENTIALITY AND MEDIA COMMUNICATIONS. Design/Builder shall treat all information relating to the project and all information supplied to Design/Builder by the Owner as confidential and proprietary information of the Owner and shall not permit its release to other parties or make any public announcement or publicity releases without the Owner's express written authorization. Design/Builder shall also require its Subcontractors, Sub-subcontractors and vendors to comply with this requirement.

15.8 INDEPENDENT CONTRACTOR. In performing its obligations hereunder, Design/Builder shall be deemed an independent contractor and not an agent or employee of the Owner nor shall the Owner and Design/Builder be or be considered or deemed to be partners, joint venturers or otherwise engaged in a joint venture or joint undertaking. Design/Builder shall have exclusive authority to manage, direct, and control the Work. the Owner is interested in only the results obtained and not in the methods used in achieving the results.

15.9 INSPECTION AND AUDIT

15.9.1 Design/Builder represents that it has inspected the location or locations of the Work and has satisfied itself as to the condition thereof and that the Guaranteed Maximum Price is just and reasonable compensation for all the Work, including all foreseen or foreseeable risks, hazards, and difficulties in connection therewith.

15.9.2 The Owner at all times shall have access to the Work for inspection thereof, but shall not be obligated to conduct any such inspection. Design/Builder shall provide proper and safe facilities for such access and inspection. If any of the Work is required to be inspected or approved by any public authority, Design/Builder shall cause such inspection or approval to be performed.

15.9.3 No inspection performed or failed to be performed by the Owner hereunder shall be a waiver of any of Design/Builder's obligations hereunder or be construed as an approval or acceptance of the Work of any part thereof.

15.9.4 Design/Builder shall check all materials and labor entering into the Work and shall keep such full and detailed accounts as may be necessary to determine Design/Builder's Cost.

15.9.5 The Owner shall have access to the Work and the right to audit all Design/Builder's books, records, correspondence, instructions, drawings, receipts, vouchers and memoranda relating to the Work, and Design/Builder shall preserve all such records for a period of four (4) years after the Final Payment hereunder.

15.10 HAZARDOUS CONDITIONS

15.10.1 Unless otherwise expressly provided in the Contract Documents to be part of the Work, the Design/Builder is not responsible for Hazardous Conditions encountered at the Site. Upon encountering any Hazardous Conditions, Design/Builder will stop Work immediately in the affected area and immediately notify Owner and, if required by Legal Requirements, all government or quasi-government entities with jurisdiction over the Project or Site.

15.10.2 Upon receiving notice of the presence of suspected Hazardous Conditions, the Owner shall take the necessary measures required to ensure that the Hazardous Conditions are remediated or rendered harmless. Such necessary measures shall include Owner retaining qualified independent experts to (i) ascertain whether Hazardous Conditions have actually been encountered, and, if they have been encountered, (ii) prescribe the remedial measures that Owner must take either to remove the Hazardous Conditions or render the Hazardous Conditions harmless.

15.10.3 Design/Builder shall be obligated to resume Work at the affected area of the Project only after Owner's expert provides it with written certification that (i) the Hazardous Conditions have been removed or rendered harmless and
(ii) all necessary approvals have been obtained from all government and quasi-government entities having jurisdiction over the Project or Site.

15.11 CONSTRUCTION OF TERMS. Unless the context clearly intends to the contrary, words singular or plural in number shall be deemed to include the other and pronouns having a masculine or feminine gender shall be deemed to include the other. The term "person" shall be deemed to include an individual, corporation, partnership, trust, unincorporated organization, government and governmental agency or subdivision, as the context shall require.

15.11.1 CAPTIONS. The captions used for the Sections in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of the intent of this Agreement or any Section hereof.

15.12 SEVERABILITY. If any provision of this Agreement, or any covenant, obligation or agreement contained herein is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if such invalid or unenforceable provision were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement, shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above set forth,

THE DESIGN/BUILDER:                    THE OWNER:

SHAMBAUGH & SON, LP                    T. MARZETTI COMPANY, LLC

By /s/ Mark Shambaugh                  By /s/ Bruce Rosa
   ---------------------                  --------------
   Mark Shambaugh                         Bruce Rosa

Its: CEO                               Its: President

                                    GUARANTY

      This Guaranty is made and delivered as of the 6th day of December, 2004, by EMCOR GROUP, INC., a Delaware corporation having an address at 301 Merritt 7, Norwalk, Connecticut 06851, ("Guarantor") in favor of T. MARZETTI COMPANY, LLC a Kentucky limited liability company, having an address at 1105 Schrock Road, Columbus, Ohio 43229 ("Owner").

      The Guarantor hereby agrees as follows:

1. GUARANTY. In order to induce Owner to enter into that certain Design/Build Agreement (the "Agreement") being executed simultaneously herewith between Owner and Shambaugh & Sons, LP, having an address at 7614 Opportunity Drive, P. O. Box 1287 Fort Wayne, Indiana 46801-1287 (together with its successors and/or assigns, the "Design/Builder"), which is wholly owned by Guarantor , for the construction of a production facility for salad dressings and sauces, as more fully described in the Agreement and in recognition and acknowledgement of the fact that Owner would not have entered into the Agreement without this Guaranty, the undersigned Guarantor does hereby guarantee to Owner the full and faithful performance and observance of all the covenants, terms, conditions and obligations provided to be performed and observed by Design/Builder under the Agreement. Guarantor shall, upon demand, perform, and observe each and every term, covenant and condition of the Agreement in the same place and stead as Design/Builder. Guarantor represents and warrants that there are no conditions to the effectiveness of this Guaranty, and nothing impairs the effectiveness of the liability of Guarantor to Owner hereunder or prevents this Guaranty from taking immediate effect.

2. MODIFICATION OF AGREEMENT; AMENDMENT. Owner shall have the full right with the agreement of Design/Builder, in Owner's sole discretion and without any notice to or consent from the Guarantor, from time to time at any time and without affecting, impairing or discharging, in whole or in part, the liability of the Guarantor hereunder (such liability continuing in full force and effect)
(a) to make any change, amendment, modification, supplement or extension whatsoever of any of the terms and conditions of the Agreement, including, without limitation, the change of scope of the Project, and/or (b) to extend, in whole or in part, on one or any number of occasions, the time for the performance of any term or condition under the Agreement.

3. GUARANTY ABSOLUTE. This Guaranty is and shall be construed to be an absolute, present, and continuing guaranty of the performance and satisfaction of all obligations of Design/Builder under the Agreement as from time to time amended or modified, and not of collection, and is in no way conditioned or contingent upon any attempt to collect payment from or enforce performance by the Design/Builder and is in no way affected by any delays in enforcement of any of the liabilities and obligations of the Design/Builder under the Agreement. Owner shall have the right to proceed against the Guarantor immediately upon any default under the Agreement and shall not be required to take any action or proceeding of any kind against Design/Builder or any other party liable for Design/Builder's liabilities or any security which Owner may hold, either under this Guaranty, the Agreement or otherwise, before proceeding against the Guarantor hereunder. Guarantor further agrees that in any action or proceeding brought by Owner against Design/Builder, Guarantor need not be joined as a party thereto. The liability of the Guarantor hereunder shall continue in full force and effect until all obligations of the Design/Builder under the Agreement are satisfied and discharged; and shall not be reduced, affected, impaired, or discharged, in whole or in part, by reason of
(a) the dissolution, liquidation, bankruptcy or insolvency, or the merger, consolidation or other change in form of Design/Builder, (b) the invalidation of any of the provisions of the Agreement, (c) the modification, rejection, assignment or termination of the Agreement due to the bankruptcy or insolvency of Design/Builder, and the liability of the Guarantor shall be for the greater of the sums and other obligations due under the Agreement as it existed immediately prior to any such modification, rejection, assignment or termination, or (d) the assignment of the interest of the Design/Builder under the Agreement whether or not permitted by the Agreement and whether or not known of or consented to by Owner or Guarantor.

4. NO WAIVER OF OWNER'S RIGHTS. No waiver of any of Owner's rights hereunder and no modification of this Guaranty shall be deemed to be made for any reason whatsoever, including, but not limited to, any act or failure or delay in acting of Owner unless the same shall be in writing and duly signed by Owner, and each such waiver, if any, shall apply only with respect to the specific instance involved and shall in no way impair or affect the rights of Owner or the obligations of Guarantor in any other respect or at any other time, provided that Guarantor's obligations hereunder shall always be consistent with the obligations of Design/Builder pursuant to the Agreement as modified by Owner and Design/Builder in accordance with the terms of the Agreement. Owner's failure or delay in exercising any rights under the Agreement or this Guaranty or in sending any notices, demands or requests, or in requiring strict performance or observance of any term or covenant of the Agreement, shall not be a waiver of any of Owner's rights created by this Guaranty.

5. NO ORAL MODIFICATION. This Guaranty cannot be modified, altered, changed or terminated orally but only by a writing executed by both Owner and Guarantor. This Guaranty reflects the entire understanding of the parties in respect of the subject matter hereof and supersedes any and all prior oral or written understandings.

6. JURISDICTION; GOVERNING LAW; ATTORNEY'S FEES. This Guaranty shall be deemed made in the State of Kentucky and shall be governed, construed and interpreted, as to validity, enforcement and in all other respects, in accordance with the laws of the State of Kentucky. The Guarantor hereby submits to the jurisdiction of any federal court located in the State of Kentucky for any action or claim brought by the Owner pursuant to this Guaranty. Service of process may be made upon the Guarantor by mailing a copy of the papers to be served to the Guarantor at the address for Guarantor set forth herein by certified mail, return receipt requested. The Guarantor hereby waives any defense or right to stay or dismiss on the basis of forum non conveniences or lack of jurisdiction regarding any action or proceeding brought before any of said courts. Guarantor hereby waives the right to trial by jury in any action or proceeding that may hereafter be instituted by Owner against Guarantor in respect of this Guaranty. In the event that the Owner commences any action or proceeding with respect to the Guaranty or its rights hereunder, the prevailing party shall (as hereinafter defined) be entitled to recover from the other party the reasonable attorneys' fees and disbursements incurred by such prevailing party. The prevailing party shall be the party designated as such by the judge ruling on a dispute between the parties.

7. ASSIGNMENT BY OWNER. This Guaranty shall inure to the benefit of Owner and its successors and assigns, and shall be binding upon the successors and assigns of Guarantor. The Owner shall have the right to assign and transfer this Guaranty in whole or in part to any assignee or successor owner of the Project constructed pursuant to the Agreement. The Owner's successors and assigns shall have all of the rights, elections, remedies, privileges, discretion and powers granted hereunder to Owner, and shall have the right to rely on this Guaranty, in the same manner and with the same force and effect as if they were specifically named as the Owner herein.

8. ASSIGNMENT BY GUARANTOR; PROHIBITED TRANSFERS. Neither this Guaranty nor the obligations of the Guarantor hereunder may be assigned or otherwise transferred by Guarantor, except to a successor to substantially all of the assets and business of Guarantor, and any such purported assignment or other transfer shall be void and of no force or effect and shall also constitute an "Event of Default" (as defined in the Agreement) under the Agreement.

9. MISCELLANEOUS.

(a) Guarantor hereby expressly waives promptness, diligence, notice of acceptance hereof or of action in reliance hereon, notice of the failure of Design/Builder or any other person, firm or corporation to perform and any other notice to which Guarantor might otherwise be entitled.

(b) If any provision of this Guaranty shall be unenforceable in whole or part for any reason whatsoever, then such provision (to the extent it is unenforceable) shall be ineffective and the balance of this Guaranty shall be deemed valid and enforceable and construed as if the offending provision had been deleted herefrom.

(c) All notices, demands, statements or other communications (collectively, "Notices") given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified mail, postage prepaid, return receipt requested, or delivered personally or by established overnight delivery service, (i) to Guarantor at its address set forth above with a copy to Design/Builder's counsel, Frank Donelan, Esq. c/o EMCOR Group, Inc., 301 Merritt 7, Norwalk, Connecticut 06851 or to such other address(es) as Design/Builder may from time to time designate in a Notice to Owner or (ii) to Owner at its address set forth above with a copy to David Segal, Esq., Lancaster Colony Corporation, 37 West Broad Street, Columbus, Ohio 43215 or to such other address(es) as Owner may from time to time designate in a Notice to Design/Builder.

      IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guaranty as of the day and year first above written.

            EMCOR GROUP, INC., a Delaware corporation

            By:  /s/ Anthony J. Guzzi
                 ----------------------
               Name: Anthony J. Guzzi
               Title: President

STATE OF (Connecticut)
          ss.: Norwalk
COUNTY OF Fairfield)

                  On the 7th day of December in the year 2004 before me, the undersigned, a Notary Public in and for said State, personally appeared Anthony
J. Guzzi, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

/s/ Madeline M. Avnayim
-----------------------
NOTARY PUBLIC
Madeline M. Avnayim
My commission expires 1/31/2006

                                    GUARANTY

      This Guaranty is made and delivered as of the 6th day of December, 2004, by LANCASTER COLONY CORP., an Ohio corporation having an address at 37 West Broad Street, Columbus, Ohio 43215, ("Guarantor") in favor of SHAMBAUGH & SONS, LP a Texas limited partnership, having an address at 7614 Opportunity Drive, P.
O. Box 1287, Fort Wayne, Indiana 46801-1287 (together with its successors and/or assigns, the "Design/Builder").

      The Guarantor hereby agrees as follows:

1. GUARANTY. In order to induce Design/Builder to enter into that certain Design/Build Agreement (the "Agreement") being executed simultaneously herewith between T. Marzetti Company LLC, an entity owned indirectly by Guarantor, (hereinafter referred to as "Owner") and Design/Builder, for the construction of a production facility for salad dressings and sauces, as more fully described in the Agreement and in recognition and acknowledgement of the fact that Design/Builder would not have entered into the Agreement without this Guaranty, the undersigned Guarantor does hereby guarantee to Design/Builder the full and faithful payment, performance and observance of all the covenants, terms, conditions and obligations provided to be performed and observed by Owner under the Agreement. Guarantor shall, upon demand, pay, perform, and observe each and every term, covenant and condition of the Agreement in the same place and stead as Owner. Guarantor represents and warrants that there are no conditions to the effectiveness of this Guaranty, and nothing impairs the effectiveness of the liability of Guarantor to Design/Builder hereunder or prevents this Guaranty from taking immediate effect.

2. MODIFICATION OF AGREEMENT; AMENDMENT. Design/Builder shall have the full right with the agreement of Owner, in Design/Builder's sole discretion and without any notice to or consent from the Guarantor, from time to time at any time and without affecting, impairing or discharging, in whole or in part, the liability of the Guarantor hereunder (such liability continuing in full force and effect) (a) to make any change, amendment, modification, supplement or extension whatsoever of any of the terms and conditions of the Agreement, including, without limitation, the change of scope of the Project, and/or (b) to extend, in whole or in part, on one or any number of occasions, the time for the performance of any term or condition under the Agreement.

3. GUARANTY ABSOLUTE. This Guaranty is and shall be construed to be an absolute, present, and continuing guaranty of the performance and satisfaction of all obligations of Owner under the Agreement as from time to time amended or modified, and not of collection, and is in no way conditioned or contingent upon any attempt to collect payment from or enforce performance by the Owner and is in no way affected by any delays in enforcement of any of the liabilities and obligations of the Owner under the Agreement. Design/Builder shall have the right to proceed against the Guarantor immediately upon any default under the Agreement and shall not be required to take any action or proceeding of any kind against Owner or any other party liable for Owner's liabilities or any security which Design/Builder may hold, either under this Guaranty, the Agreement or otherwise, before proceeding against the Guarantor hereunder. Guarantor further agrees that in any action or proceeding brought by Design/Builder against Owner, Guarantor need not be joined as a party thereto. The liability of the Guarantor hereunder shall continue in full force and effect until all obligations of the Owner under the Agreement are satisfied and discharged; and shall not be reduced, affected, impaired, or discharged, in whole or in part, by reason of (a) the dissolution, liquidation, bankruptcy or insolvency, or the merger, consolidation or other change in form of Owner, (b) the invalidation of any of the provisions of the Agreement, (c) the modification, rejection, assignment or termination of the Agreement due to the bankruptcy or insolvency of Owner, and the liability of the Guarantor shall be for the greater of the sums and other obligations due under the Agreement as it existed immediately prior to any such modification, rejection, assignment or termination or (d) the assignment of the interest of the Owner under the Agreement whether or not permitted by the Agreement and whether or not known of or consented to by Design/Builder or Guarantor.

4. NO WAIVER OF DESIGN/BUILDER'S RIGHTS. No waiver of any of Design/Builder's rights hereunder and no modification of this Guaranty shall be deemed to be made for any reason whatsoever, including, but not limited to, any act or failure or delay in acting of Design/Builder unless the same shall be in writing and duly signed by Design/Builder, and each such waiver, if any, shall apply only with respect to the specific instance involved and shall in no way impair or affect the rights of Design/Builder or the obligations of Guarantor in any other respect or at any other time, provided that Guarantor's obligations hereunder shall always be consistent with the obligations of Owner pursuant to the Agreement as modified by Owner and Design/Builder in accordance with the terms of the Agreement. Design/Builder's failure or delay in exercising any rights under the Agreement or this Guaranty or in sending any notices, demands or requests, or in requiring strict performance or observance of any term or covenant of the Agreement, shall not be a waiver of any of Design/Builder's rights created by this Guaranty.

5. NO ORAL MODIFICATION. This Guaranty cannot be modified, altered, changed or terminated orally but only by a writing executed by both Design/Builder and Guarantor. This Guaranty reflects the entire understanding of the parties in respect of the subject matter hereof and supersedes any and all prior oral or written understandings.

6. JURISDICTION; GOVERNING LAW; ATTORNEY'S FEES. This Guaranty shall be deemed made in the State of Kentucky and shall be governed, construed and interpreted, as to validity, enforcement and in all other respects, in accordance with the laws of the State of Kentucky. The Guarantor hereby submits to the jurisdiction of any federal court located in the State of Kentucky for any action or claim brought by the Design/Builder pursuant to this Guaranty. Service of process may be made upon the Guarantor by mailing a copy of the papers to be served to the Guarantor at the address for Guarantor set forth herein by certified mail, return receipt requested. The Guarantor hereby waives any defense or right to stay or dismiss on the basis of forum non conveniences or lack of jurisdiction regarding any action or proceeding brought before any of said courts. Guarantor hereby waives the right to trial by jury in any action or proceeding that may hereafter be instituted by Design/Builder against Guarantor in respect of this Guaranty. In the event that the Design/Builder commences any action or proceeding with respect to the Guaranty or its rights hereunder, the prevailing party (as hereinafter defined) shall be entitled to recover from the other party the reasonable attorneys' fees and disbursements incurred by such prevailing party. The prevailing party shall be the party designated as such by the judge ruling on a dispute between the parties.

7. ASSIGNMENT BY DESIGN/BUILDER. This Guaranty shall inure to the benefit of Design/Builder and its successors and assigns, and shall be binding upon the successors and assigns of Guarantor. The Design/Builder shall have the right to assign and transfer this Guaranty in whole or in part to any assignee or successor Design/Builder of the Project constructed pursuant to the Agreement. The Design/Builder's successors and assigns shall have all of the rights, elections, remedies, privileges, discretion and powers granted hereunder to Design/Builder, and shall have the right to rely on this Guaranty, in the same manner and with the same force and effect as if they were specifically named as the Design/Builder herein.

8. ASSIGNMENT BY GUARANTOR; PROHIBITED TRANSFERS. Neither this Guaranty nor the obligations of the Guarantor hereunder may be assigned or otherwise transferred by Guarantor, except to a successor to substantially all of the assets and business of Guarantor and any such purported assignment or other transfer shall be void and of no force or effect and shall also constitute an "Event of Default" (as defined in the Agreement) under the Agreement.

9. MISCELLANEOUS.

(a) Guarantor hereby expressly waives promptness, diligence, notice of acceptance hereof or of action in reliance hereon, notice of the failure of Owner or any other person, firm or corporation to perform and any other notice to which Guarantor might otherwise be entitled.

(b) If any provision of this Guaranty shall be unenforceable in whole or part for any reason whatsoever, then such provision (to the extent it is unenforceable) shall be ineffective and the balance of this Guaranty shall be deemed valid and enforceable and construed as if the offending provision had been deleted herefrom.

(c) All notices, demands, statements or other communications (collectively, "Notices") given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified mail, postage prepaid, return receipt requested, or delivered personally or by established overnight delivery service, (i) to Designer/Builder at its address set forth above with a copy to Design/Builders's counsel, Frank Donelan, Esq. 40 EMCOR Group, Inc., 301 Merritt 7, Norwalk, Connecticut 06851 or to such other address(es) as Design/Builder may from time to time designate in a Notice to Guarantor or (ii) to Guarantor at its address set forth above with a copy to David Segal, Esq., Lancaster Colony Corporation, 37 West Broad Street, Columbus, Ohio 43215 or to such other address(es) as Guarantor may from time to time designate in a Notice to Design/Builder.

      IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guaranty as of the day and year first above written.

            LANCASTER COLONY CORPORATION, an Ohio corporation

            By:  /s/ Bruce Rosa
                --------------------
                Name: Bruce Rosa
                Title: President

STATE OF    )
        ss.:
COUNTY OF     )

            On the 6th day of December in the year 2004 before me, the undersigned, a Notary Public in and for said State, personally appeared Bruce Rosa, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

/s/ Erin Lott
-------------------------
NOTARY PUBLIC
Erin Lott
My commission expires December 26, 2007